                                                                     EXHIBIT 10A


                            JOINT VENTURE AGREEMENT
                            -----------------------


DATED AS OF FEBRUARY 22, 1995, AMONG:


ARMOUR PHARMACEUTICAL COMPANY
a company under the laws of Pennsylvania, U.S.A. with its registered office at 500 Arcola Road, Collegeville, PA 19426, U.S.A., (hereinafter called "Armour"),

AND:

PLASMA ENTERPRISES, INC.
a company under the laws of Delaware ("Plasma") and an Affiliate of Armour

AND

BEHRINGWERKE AG

a company under German Law with its registered office at Emil-v.-Behringstra_e 76, 35041 Marburg, Germany, (hereinafter called "Behring", Armour, Plasma and Behring each a "Party", and collectively, the "Parties"; Armour and Behring, each a "Principal Party" and collectively, the "Principal Parties")

WHEREAS

Armour and Behring and certain of their respective Affiliates signed a non-binding Letter of Intent on February 1, 1994 stating their intention to combine their respective blood plasma derivative businesses into a worldwide joint venture (the "Joint Venture") in which the worldwide profits shall be split evenly between Armour and Plasma, on the one hand, and Behring, on the other hand, after having made an anticipated compensation for the difference in value of the businesses contributed to the Joint Venture by the Parties;


WHEREAS

in the meantime the Parties have had detailed joint discussions involving their management of all functional areas about the merger of their respective businesses in this field and the Parties have conducted due diligence procedures regarding the other Parties;


WHEREAS

such discussions and procedures have had positive results for the Parties and the joint strategic business concepts indicate that a merger of the plasma derivative businesses of the Principal Parties can lead to a viable, long-term competitor in the highly competitive field of plasma derivatives;


NOW, THEREFORE

the Parties aim at long-term cooperation within the Joint Venture and have entered into the following agreement which serves as a basis of this cooperation and determines its main elements.

                        ARTICLE I:  OBJECTIVE AND SCOPE
                        -------------------------------

1.1 Armour and Behring shall transfer or cause to be transferred their respective worldwide blood plasma derivative businesses (the "Business" as defined in Section 1.4) including all functional and administrative areas to a Joint Venture in which the worldwide results shall generally be split evenly between Armour and Plasma, on the one hand, and Behring, on the other hand, who generally will have equal equity interests in the Joint Venture.

1.2 It is the declared intention of the Parties to form a self-contained independent Joint Venture with an identical globally responsible management and a common corporate culture and identity. To accomplish this objective, entities in the individual countries shall be created or utilized in accordance with economic, financial and/or tax optimization principles.

1.3 The Parties intend that the new Joint Venture will achieve an outstanding reputation in the Business in pioneering scientific innovation, in manufacturing and supplying effective life-saving therapies and innovative technologies which provide patents throughout the world with uncompromising quality and value-added service, in marketing the broadest range of products in the Business utilizing state-of-the-art technology and in reducing costs and achieving efficiencies that can be passed on to the consumer; all with the expectation that the Joint Venture can become a more viable, long-term competitor in the industry than either Behring or Armour alone.

1.4 The "Business" comprises the following areas in the field of therapeutics and prophylaxis:
       - blood and blood plasma derived products (including polyvalent and specific immunoglobulins);

       - products that substitute for blood and blood plasma derived products that can be produced economically out of blood and blood plasma, and recombinantly or synthetically produced equivalents of such products;

       - gene therapy to substitute for blood and blood plasma derived products; and

       -  collection of blood and blood plasma.

       Products listed on Exhibits 1A and 1B are not initially included as part of the Business, but the Parties and the Joint Venture reserve the right to negotiate for the transfer of such products (and value such products).

1.5 New products found by the Joint Venture which are covered by the definition of "Business" are included in the Business. New products found by the Joint Venture which are not covered by the definition of the "Business" may be included in the Business by majority vote of the shareholders. New products not commercialized by the Joint Venture shall be offered to both parent companies of the Principal Parties under reasonable and commercially comparable license conditions.

                            ARTICLE II:  STRUCTURE
                            ----------------------

2.1 The initial structure of the Joint Venture shall be (i) a limited liability company formed under the laws of the State of Delaware in the United States of America ("A1"), (ii) a GmbH formed under the laws of Germany ("B1"), and (iii) various corporations in other countries to be agreed upon that shall be wholly or partially owned subsidiaries of either A1 or B1.

            i) As of the Effective Date (as defined in Section 2.4), or if legally permitted under the relevant jurisdiction as soon as possible in the twelve-month period following the Effective Date, Behring, on the one hand, and Armour, on the other hand, shall contribute to the Joint Venture (by direct contribution or through a capital lease) all of their respective tangible and intangible assets of the Business in the following countries:

               Germany              Spain
               United States        United Kingdom
               Austria              France
               Italy                Brazil

               (hereinafter called the "Category I Countries")

            The contribution of the Business in the Category I Countries shall include all the stock or equity interest in those subsidiaries listed in Exhibit IIA and Exhibit IIB.

            The Parties agree that as of the Effective Date, the Joint Venture shall have operational control of such assets to be contributed to the Joint Venture from the Category I Countries and enjoy the benefits of income and economies from the Effective Date. Within 75 days after any such assets are contributed, the contributing Party shall prepare an audited income statement for the period from the Effective Date to the date of contribution (the "Post Effective Period") and an audited balance sheet as of the contribution date each certified by an independent accounting firm without a material qualification. Within 10 days after the completion of the financial statements, the contributing Party shall pay to the Joint Venture the income of the operations during the Post Effective Period, which consists of the net income from such operations, plus depreciation, amortization and other non-cash charges. No liabilities of the operations of any Category I Countries shall be transferred to the Joint Venture except as provided by Section 2.2.4 hereof.

            ii) All other countries with the exception of Japan (hereinafter called the "Category II Countries") are considered to be distributor countries, and as of the Effective Date will operate in the spirit of this Joint Venture Agreement and under the guidance of the Joint Venture while remaining legally associated with the relevant Party.

            The Joint Venture may, in its sole discretion, change an existing distributor and/or appoint a new distributor or distributors in a Category II Country (in any such case, whether Behring, Armour or an independent third-party entity) after having first given twelve months' prior written notice.

            If at any time after the Effective Date, the Joint Venture decides that a Party (or its Affiliate) should contribute its or their tangible and intangible assets related to the Business in one or more of the Category II Countries to the Joint Venture, then the Joint Venture shall give written notice to the relevant Party. As soon as practicable, but in any event no later than twelve months after the written notice has been given, the relevant Party shall take all necessary steps to ensure that the assets of the Business in such Category II Country have been contributed to the Joint Venture (the date on which assets in any such country are contributed to the Joint Venture being hereinafter referred to as the "Effective Contribution Date"). In addition, a Party may give written notice to the Joint Venture requesting whether or not the operations of a Category II Country will be contributed to the Joint Venture. Within 12 months from the date of such notice, the Joint Venture shall notify the requesting Party in writing whether or not the Joint Venture wants such operations contributed. If the Joint Venture elects to have such operations contributed, then such operations shall be contributed as soon as practical but in any event within 12 months from the date of written notice from the Joint Venture. If the Joint Venture notifies the requesting Party that it does not want such operations contributed, such Party shall no longer have any obligation to contribute such operations to the Joint Venture.

            No liabilities from the operations in a Category II Country shall be contributed to the Joint Venture, except that liabilities included in Working Capital (as hereinafter defined) shall be contributed and except for those liabilities which may be contributed under the principles of Section 2.2.4; it being understood that the Parties will not contribute additional Push Down Indebtedness (as defined in Section 2.2.4). Both Parties agree they will in good faith contribute the Working Capital of any such operations and will not take any action to decrease current assets or increase current liabilities prior to contribution to the Joint Venture.

2.2.2 Behring shall create B1, and Behring shall contribute or make otherwise available and cause its Affiliates to contribute or make available, if applicable, to B1 (or such other entities as agreed to by the Parties) all of its tangible and intangible assets of the Business, including the stock of the subsidiaries listed in Exhibit IIA, (the "Behring Contributed Assets") in the manner provided for in Section 2.2.1. Set forth on Exhibit III hereto is a detailed list of the Behring Contributed Assets.

       B1 shall have an initial share capital of DM 50,000,000, represented by nonvoting preferred shares in the total nominal amount of DM 49,999,000

       ("PB" shares) and 2 common shares in the nominal amount of DM 500 each (the "BB1" and the "AB1" voting shares). The PB shares collectively will have a cumulative preferred right to DM 8 million per year in dividends and will have a DM 80 million liquidation preference over the BB1 and AB1 shareholders. (See Article III for a discussion of the dividend distribution mechanism in excess of the preference dividends.)

       In return for its asset contribution to B1, Behring shall receive, subject to Section 2.2.5, all of the above-mentioned shares of B1.

2.2.3 Armour and Plasma shall create A1, and Armour and Plasma shall contribute or make otherwise available and cause its Affiliates to contribute or make available, if applicable, to A1 (or such other entities as agreed to by the Parties) all of the tangible and intangible assets of the Business, including the stock or equity interest in those subsidiaries listed on Exhibit IIB, in the manner provided for in Section 2.2.1 (the "Armour Contributed Assets", together with the Behring Contributed Assets, the "Assets"). Set forth on Exhibit IV hereto is a detailed list of the Armour Contributed Assets.

       A1 shall have an initial share capital of US$ 30,000,000, represented by nonvoting preferred shares in the total nominal amount of US$ 29,999,400 ("PA" shares) and 60,000 common shares in the nominal amount of US$0.01 each consisting of the following number and classes of shares: 29,999 AA1 shares; 29,999 BA1 shares; 1 AAA1 share and 1 BBA1 share. Each class of common shares in A1 shall have equal voting rights. The PA shares collectively will have a cumulative preferred right to $5 million per year in dividends (payable out of A1's earnings not including any dividend from B1) plus a dividend equal in amount to the total dividend paid by B1 in excess of DM 8 million with respect to both the PB and BB1 shares owned by Behring (both dividends increased by the gross-up described in Section 4.2 below). The PA shares will also have a $50 million liquidation preference over the AA1, AAA1, BA1 and BBA1 shares. (See Article III for a discussion of the dividend distribution mechanism in excess of the preference dividends.)

       In return for its asset contribution to A1, Armour shall receive all of the above-mentioned shares of A1 except the AAA1, BA1 and BBA1 voting shares. In return for its asset contribution, Plasma shall receive the AAA1 share.

2.2.4 In addition to the contributions of Assets (which will include inventory and accounts receivable, but a Party may contribute cash in lieu of accounts receivables) provided for under Sections 2.2.2 and 2.2.3 herein, as of the Effective Date, each of Behring and Armour will transfer to the Joint Venture, and the Joint Venture shall assume, an equal amount of indebtedness ("Push Down Indebtedness") so that the Equity Ratio (as hereinafter defined) shall be approximately as specified in Section 9.1. Push Down Indebtedness may include liabilities of the Parties (other than Retained Liabilities, as defined in Section 13.1) such as taxes payable, unfunded pension liability provisions for direct pension obligations and obligations arising out of retiree medical and life insurance plans under FASB 106, bank indebtedness or may be in the form of a payable to such Party. Push Down Indebtedness shall not include trade accounts payable. The amount of the unfunded pension liability in the context of Push Down Indebtedness should be calculated in the case of Armour and its Transferred Subsidiaries (as hereinafter defined) in the U.S.A. on a basis of an average between the Accumulated Benefit Obligation and Projected Benefit Obligation under FASB 87, for Behring and its
       Transferred Subsidiaries in Germany based on Section 6a ESt6 and for the Parties in countries other than the U.S.A. or Germany based on the
       Projected Benefit Obligation.   Each of Behring and Armour will also
       transfer to the Joint Venture as of the Effective Date, and the Joint Venture shall assume, the trade accounts payable of the Business of the countries included within the financial statements comprising Schedule 8 except if the Business in any such country is contributed after the Effective Date, in which case the trade payable will be transferred on the date the Business in such country is contributed. No other liabilities of the Business or the Parties (except as provided in Section
       10.1 or except if a Party otherwise provides additional compensation to the Joint Venture for other liabilities) shall be transferred to, or assumed by, the Joint Venture; it being understood that under generally accepted accounting principles in the United States, the Joint Venture will reflect on its financial statements an account in accordance with FASB 87 for both pension assets and pension liabilities with respect to employees transferred to the Joint Venture. As far as applicable, the same principle applies with regard to retirement benefit liabilities other than pensions (FASB 106). In addition, the Parties recognize that for administrative reasons, the Joint Venture, after the Effective Date, may make payment out of its funds for certain liabilities accrued as of the Effective Date (for example, accrued bonuses). In any such case, Behring or Armour, as the case may be, shall reimburse the Joint Venture for such payment within 30 days of written notice from the Joint Venture, with appropriate supporting documentation, confirming that such payment was made.

       The Parties agree that an adjustment to their respective contributions to the Joint Venture will be made based upon the difference between the Working Capital of the Business (of Category I Countries) as of the Effective Date and the Working Capital included in the audited combined balance sheet for Category I Country as of December 31, 1993. Working Capital shall mean trade accounts receivable plus inventory less trade accounts payable. Such adjustment shall be prepared and calculated no later than 90 days after the Effective Date based upon an audit of the opening balance of the Joint Venture on the Effective Date. If Working Capital as of the Effective Date for a Principle Party is greater than Working Capital as of December 31, 1993, the Joint Venture shall pay such Party the amount of such additional Working Capital (or the Party shall be compensated otherwise, e.g., by an increase in Push Down Indebtedness). If the Working Capital as of the Effective Date for a Principle Party is less than Working Capital as of December 31, 1993, such Party shall pay to or otherwise compensate the Joint Venture for such shortfall.

2.2.5 As part of the same plan, Armour and Behring shall then engage in the following transaction simultaneously:

       (b) Behring shall transfer to A1 the AB1 voting share in B1 representing 50% of the voting rights in B1, and

       (c) Armour shall cause to be transferred to Behring the BA1 and BBA1 voting shares in A1 representing an aggregate 50% of the voting rights in A1.

2.3 At the completion of the transactions described above, the structure will be:

       (d) Armour will have 29,999 AA1 shares in A1; Behring will have 29,999 BA1 shares in A1 and the BBA1 share in A1; Plasma will have the AAA1 share in A1, representing a nominal amount of US$ 300 for Armour and Plasma on the one hand, and Behring on the other hand.

       (e) Each of A1 and Behring will have 50% of the voting shares of B1 representing a nominal amount of DM 500 for each side.

       (f) Armour will own all PA shares of A1 representing a nominal amount of US$ 29,999,400.

       (g) Behring will own all PB shares of B1 representing a nominal amount of DM 49,999,000.

2.4 The closing hereunder shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom in Washington, D.C. on June 1, 1995, unless the conditions of closing described herein have not been met, in which case the closing shall be held as soon as practicable thereafter or at such other time or place as may be agreed in writing among the Parties (the "Effective Date"). At the closing hereunder, each Party shall deliver in form and substance reasonably satisfactory to counsel for the other Parties all deeds, endorsements, stock powers, assignments and other instruments of transfer and conveyance as are necessary and appropriate to effect the transactions contemplated herein, such instruments to be duly executed as of the Effective Date.

     ARTICLE III:  SHARING OF EARNINGS AND LOSSES
     --------------------------------------------

3.1 Of the combined worldwide after-tax profits of the Joint Venture, only such amount shall be retained within the Joint Venture as is necessary to maintain a sound basis as described in Article IX for the future of the Business. It is the intention of Armour, Plasma and Behring that all earnings in excess of such amount (the "Profit") be divided among the Parties under the formula set forth within this Article III; however, any distribution out of A1 will be subject to the approval of the A1 Board of Directors and any distribution out of B1 will be subject to the approval of the B1 Shareholders' Committee, who will have the sole right to declare dividends beyond the preference amount described in paragraphs
       2.2.2 and 2.2.3 above as they deem appropriate (the Board of Directors of A1 will hereinafter be referred to as the "Board of Directors").

3.2 Subject to Section 3.1, if the Profits of each of A1 and B1 equal or exceed both (i) any unpaid cumulative preference dividends due (not including any amounts due in the current year) ("Cumulative Preference Shortfall") on the respective PA shares owned by Armour and the PB shares owned by Behring, and (ii) the preference dividends due with respect to the PA and PB shares for the current year ("Current-Year Preference Dividends"), the Parties intend that the division of Profits will be administered as follows:

       (h) First, A1 and B1 must pay any Cumulative Preference Shortfall due with respect to the PA and PB shares, respectively.

       (i) Second, A1 and B1 must pay any Current-Year Preference Dividends due with respect to the PA and PB shares respectively. Amounts due in Sections 3.2(a)(a) and 3.2(b) of this Agreement must be fully paid before any dividends may be paid on the AB1, BB1, BA1, AA1, AAA1 and BBA1 shares.

       (j) To the extent the Profits of A1 and B1 equal or exceed their respective dividend payment obligations set forth in Sections 3.2(a) and 3.2(b) of this Agreement and except as otherwise provided in Section 3.5, the excess profits ("Excess Profits") will be paid as follows:

                  i) If the Excess Profits of A1 and B1 are equal, the Parties intend that B1 pay a dividend on the PB share held by Behring in an amount equal to B1's Excess Profit, and to declare no dividend on the AB1 and BB1 shares held by A1 and Behring. A1 will then be required by its charter to declare a dividend on the PA share held by Armour in an amount equal to the Excess Profits of A1 and no other dividend will be paid on the PA, AA1, BA1, AAA1 and BBA1 shares held by Armour and Behring.

                  ii) If A1's Excess Profit is greater than B1's Excess Profit, the Parties intend that:

                  B1 declare a dividend on the PB shares held by Behring in an amount equal to B1's Excess Profit, and no dividend on the AB1 share held by A1 and the BB1 share held by Behring. As a result, A1 will be required to declare a dividend on the PA share held by Armour in an amount equal to B1's Excess Profit, and the Parties intend that A1 declare a dividend on all of the AA1, BA1, AAA1 and BBA1 shares held by Behring, Armour and Plasma, in a total amount equal to the amount by which A1's Excess Profit is greater than B1's Excess Profit. Such total amount will be paid equally on a per share basis.

                  iii) If A1's Excess Profit is less than B1's Excess Profit, the Parties intend that:

                  B1 declare a dividend on each of the AB1 and BB1 shares each equal to one-half of the amount by which B1's Excess Profit is greater than A1's Excess Profit and a dividend on the PB share held by Behring in an amount equal to B1's remaining Excess Profit. A1 will be required to declare a dividend on the PA share held by Armour in an amount equal to A1's Excess Profit plus the dividend received from B1. The Parties intend that no dividend be paid on the AA1, AAA1, BA1 and BBA1 shares held by Armour and Behring.

3.3 Subject to Section 3.1, Armour and Behring intend that if the Profits of either A1 or B1 fall below: (i) the Current-Year Preference Dividends due with respect to the PA and PB shares, plus (ii) any Cumulative Preference Shortfall with respect to amounts previously due on the respective PA and PB shares and neither A1 or B1 has an operating loss for the year or an accumulated operating loss from prior years (which case is addressed in Section 3.4 below), such Profits will be paid on the respective preferred shares as follows:

       (k) First and to the extent Profits are available in A1 and B1, respectively, A1 must pay any Cumulative Preference Shortfall due with respect to the PA shares out of its Profits other than from any dividends paid to A1 from B1, and B1 must pay any Cumulative Preference Shortfall due with respect to the PB shares.

       (l) Second and to the extent Profits are available in A1 and B1, respectively, A1 must pay any Current-Year Preference Dividends due with respect to the PA shares out of Profits other than from any dividends paid to A1 from B1, and, in addition, B1 must pay any Current-Year Preference Dividends due with respect to the PB shares. Amounts due in Sections 3.3(a) and 3.3(b) of this Agreement must be fully paid before any dividends may be paid on the AB1, BB1, BA1, AA1, AAA1 and BBA1 shares.

       (m) To the extent the Profits of either A1 or B1 exceed the dividend payment obligations set forth in Sections 3.3(a) and 3.3(b) of this Agreement, and except as otherwise provided in
             Section 3.5, the Excess Profits will be paid as follows:

                  i) If A1 has Excess Profits but B1 does not, the Parties intend that A1 will declare a dividend on the AA1, BA1, AAA1 and BBA1 shares held by Armour, Plasma and Behring equal to the total Excess Profits of A1. Such total amount will be paid equally on a per share basis.

                  ii) If B1 has Excess Profits but A1 does not, the Parties intend that B1 will declare a dividend on the BB1 and AB1 shares held by Behring and A1 equal to one-half of the Excess Profits of B1. A1 will then be required to make as much of a dividend payment as it is capable under 3.3(a) and
                  (b) out of its Profits other than from dividends from B1. In addition, A1 will be required to pay a dividend on the PA shares equal to the amount paid to Behring with respect to the BB1 shares.

3.4.1 Subject to Section 3.1, Armour and Behring intend that if either A1 or B1 (or both) has an operating loss for the current year ("Current Year Loss") or an accumulated operating loss from prior years ("Accumulated Prior Loss") which has not been offset, the Profits of A1 and B1 when generated will be paid as follows:

       (n) First, A1 and B1 must apply any respective Profits earned against their respective Accumulated Prior Losses.

       (o) Second, to the extent Profits are available, A1 must pay any Cumulative Preference Shortfall due with respect to the PA shares out of its Profits other than from any dividends paid to A1 from B1 and B1 must pay any Cumulative Preference Shortfall due with respect to the PB shares.

       (p) Third, to the extent Profits are available, A1 must pay any Current-Year Preference Dividends due with respect to the PA shares out of Profits other than from any dividends paid to A1 from B1 and B1 must pay any Current-Year Preference Dividends due with respect to the PB shares. Amounts due in Sections 3.4.1(b) and 3.4.1(c) of this Agreement must be fully paid before any dividends may be paid on the AB1 and BB1 or BA1, AA1, AAA1 and BBA1 shares, respectively.

       (q) To the extent the Profits of either A1 or B1 exceed the dividend payment obligations set forth in Sections 3.4.1(b) and 3.4.1(c) of this Agreement, and except as otherwise provided in
             Section 3.5, the Excess Profits will be paid as follows:

                  i) If A1 has Excess Profits but B1 has Accumulated Prior Losses and/or Current Year Losses to the extent that such losses result from the ongoing B1 business after the Effective Date and not to any losses that arise as a result of events, conditions or occurrences prior to the Effective Date, the Parties intend that A1 will declare a dividend on all of the AA1, BA1, AAA1 and BBA1 shares held by Armour, Plasma and Behring equal to the total Excess Profits of A1. Such total amount will be paid equally on a per share basis.

                  ii) If B1 has Excess Profits but A1 has Accumulated Prior Losses and/or Current Year Losses to the extent that such losses result from the ongoing A1 business after the Effective Date and not to any losses that arise as a result of events, conditions or occurrences prior to the Effective Date, the Parties intend that to the extent B1's Excess Profits are sufficient, B1 will declare a dividend on the AB1 share held by A1 equal to A1's Accumulated Prior Loss plus Current Year Loss. In addition, B1 will declare a dividend on the BB1 and AB1 shares each equal to one-half of any remaining Excess Profits. A1 will then reduce or eliminate its Losses under Section 3.4.1(a). In addition, A1 will be required to pay a dividend on the PA shares equal to the amount paid to Behring with respect to the BB1 shares.

3.4.2 The Parties intend that any Current Year Loss of A1 will be allocated to the AA1, BA1, AAA1 and BBA1 shares in proportion to their percentage interest in A1. As such Losses are offset with Profits under Section 3.4.1(a), the Parties intend that these Profits will also be allocated in proportion to their percentage interest in A1.

       (r) Armour and Behring intend that the allocations of Profits under Sections 3.2(c), 3.3(c), and 3.4.1(d) are to be adjusted as described below with respect to the combined Profits of the Business operating in Japan under Behring ("B-Japan") and the Business operating in Japan under Armour ("A-Japan").

       (s) Armour and Behring agree that in the event B-Japan's Profits are greater than A-Japan's, the amount due Behring under Sections 3.2(c), 3.3(c) or 3.4.1(d) is to be reduced by one-half of this excess. This reduction shall first come from any allocations to Behring from A1 and second from any distributions to Behring from B1. To the extent B1 reduces its distributions to Behring under this paragraph, B1 shall increase its distribution to A1 by this same amount. Correspondingly, Armour's allocation and distribution from A1 shall be increased by an amount equal to this same amount.

       (t) Armour and Behring agree that in the event A-Japan's Profits are greater than B-Japan's, the amount due Armour under Sections 3.2(c), 3.3(c) or 3.4.1(d) is to be reduced by one-half of this excess. This reduction shall come from allocations and distributions to Armour and Plasma from A1. Correspondingly, Behring's allocation and distributions from A1 shall be increased by an amount equal to this same amount.

       (u) In the event the distributions to Armour and Behring without regard to this Section 3.5 are insufficient, such that the full reductions and distributions required by this Section 3.5 cannot be fully implemented in any particular year, then any deficiency with respect to the allocations and distributions specified by this
             Section 3.5 shall be carried forward to the next year and added to (or netted against) any adjustments under this Section 3.5 required for that year.

       (v) In the event there is a final transfer pricing adjustment under U.S., Japanese or German or other relevant law affecting the Profits of A-Japan, B-Japan, A1 or B1, Armour and Behring agree to adjust the reductions and corresponding allocations and distributions set forth in this Section 3.5 to reflect properly the Parties' general intention to divide Profits evenly.

3.6 Excess Profits shall be distributed based on the average rate between the buying and selling rates of the U.S. dollar as established in Frankfurt based upon the average exchange rate during the period between the last distribution and the current distribution.


          ARTICLE IV:  TAXES AND EXPENSES
          -------------------------------

4.1.1 Each Party will bear its own expenses incurred in connection with the formation of the Joint Venture, excluding costs for external legal advice incurred prior to creation of the Joint Venture from June 16, 1994 on relating to antitrust advice in the European Union, which shall be shared evenly between the Parties. Any transfer taxes incurred in connection with the formation of the Joint Venture will be shared by the Parties. Any income taxes of any of the Parties caused by the formation of the Joint Venture should be borne by that Party. To the extent the Joint Venture receives a tax benefit as a result of any tax payment borne by one Party related to the formation of entities other than A1 or B1, it is intended that such benefit will be directed to such Party. To the extent the Joint Venture receives a tax benefit as a result of an audit of the tax authorities by one of the Parties, it is intended that such benefit will be directed to such Party. The same procedure visa versa applies to tax benefits received by one of the Parties with the result that such Party will direct the tax benefit to the Joint Venture.

4.1.2 To simplify the redirection of tax benefits as intended under Section 4.1.1, the Parties agree that any such payment will be made as a lump sum from the Joint Venture entity (i.e. A1 or B1) and on a net present value basis (using an after tax discount rate of 11% and the applicable tax rate for the country) and will be made net of any tax benefit payments from the appropriate Party as determined at the time. To the extent the timing of the realization of a tax benefit is not capable of current estimation, the payment will be made when the timing of the tax benefit becomes predictable. Any such payments described herein will be made out of any dividends paid by the benefitting entity to its shareholder (i.e. A1 and/or B1) before the allocation and payment of Excess Profits under the provisions of Article 3.2, 3.3 or 3.4. Such payments will be made after any Cumulative Preference Shortfall and any Current-Year Preference Dividends have been paid under Article III with respect to the PA and PB shares. The dividends paid by the benefitting entity associated with any amounts due herein will be directly allocated to the Party receiving such payments.

4.2.1 For purposes of determining after-tax profits under Section 3.1 with respect to A1, A1's earnings shall be reduced by the product of (1) the then current maximum U.S. federal income tax rate plus an assumed state income tax rate (net of federal income tax deduction benefit) of 2% (the "Assumed Federal and State Tax Rate"), multiplied by (2) A1's earnings. Upon any material changes in statutory state income tax rates, however, the Parties agree to make a corresponding change in this 2% rate taken into account in the Assumed Federal and State Tax Rate.

4.2.2 The Parties understand that the federal and state income tax due with respect to Armour's PA and AA1 shares and with respect to Plasma's AAA1 shares must mechanically be paid by Armour and Plasma, respectively, instead of A1. Therefore, earnings allocated and distributed to Armour and Plasma under Article III must be grossed-up by the Assumed Federal and State Tax Rate with respect to the after-tax profits allocated to Armour.

4.2.3 As is required by U.S. income tax principles, A1 will pay directly to the U.S. and state taxing authority any income tax due with respect to the Profits allocated to Behring and A1 will either pay directly or gross-up any earnings allocated to Behring by the Assumed Federal and State Tax Rate. However, if Behring transfers its A1 shares to one or more Related Parties (as defined in Section 18.3) that are U.S. corporations ("B2" and "B3") then earnings allocated to B2 and B3 shall be grossed-up by the Assumed Federal and State Tax Rates.

4.2.4 In the event that A1 is treated as a taxable entity and not as a flow-through by any state in the United States and is required to pay or accrue an income and/or franchise tax ("liability") to such state, such liability shall be a reduction of A1's earnings after gross-up under Sections 4.2.1, 4.2.2 and 4.2.3.


                  ARTICLE V:  GOVERNANCE
                  ----------------------

       (w) The Parties want the Joint Venture to operate in a unified, flexible and efficient manner even though the Joint Venture consists of separate legal entities that are subject to differing laws. The Parties want to create the maximum amount of communication, coordination and uniformity in management among the entities, and, therefore have provided that the entities shall have similar management structure and internal rules of operation.

       (x) Subsidiaries of B1 and A1 shall be governed by the provisions in this Article V to the fullest extent possible under the laws of their respective jurisdictions.

5.2 A1 shall have a Board of Directors (the "Board of Directors") and four executive officers, which four individuals are hereinafter referred to as the "Executives".

       B1 shall have a Shareholders' Committee, a Supervisory Board and an officer or officers (up to two) identified under German law as Geschoftsfuhrer, to be selected by the Shareholders' Committee.

5.3 As long as required by mandatory German law, B1 shall have a Supervisory Board consisting of six members, consisting of the members of the Shareholders' Committee and two members appointed by the employees of B1 in accordance with applicable German law regarding employee representation on the Supervisory Board. The members shall elect a chairman of the Supervisory Board. It is understood between the Parties that the Chairman of the Supervisory Board shall be a German speaking person. The authority of the Supervisory Board shall be limited to the authority required by mandatory German law.

5.4    The Board of Directors shall have authority over the Executives.
       However, operational decisions in the ordinary course of business and other decisions in accordance with the annual budget shall be delegated to the Executives. The Shareholders' Committee of B1 shall consist of the four Executives. The Board of Directors shall give general direction to the Shareholders' Committee which will pass on such direction to, and have authority over, the Geschoftsfuhrer.

5.5 The Board of Directors shall be comprised of six representatives: two appointed by the holder of the AA1 share; two appointed by the holder of the BA1 share; and one appointed by each of the holders of the AAA1 share and BBA1 share. Each Party shall cause its representatives to act in accordance with this Agreement. The representatives for each Party shall be senior managerial personnel involved in the Business and their term shall last until the end of the fourth calendar year after their appointment. The Parties shall discuss with each other the appointments each intends to make, and will give good faith consideration to any Party's objections to an appointment. A member of the Board of Directors may be removed at any time by the Party who appointed the member, and such Party may appoint a new member to serve during the remainder of the term of the departing member and may also fill any vacancy created by a resignation or death of a member.

       The Office of Chairman of the Board of Directors shall be filled as follows:

       (y) As long as a Chief Executive Officer then in office is a Representative (as defined below) of a Principal Party then the office of Chairman shall be filled by the other Principle Party;

       (z) From the date of appointment of a non-Representative Chief Executive Officer, the Chairman then in office shall remain to complete a four-year term; thereafter, for as long as the Chief Executive Officer is not a Representative of a Principal Party, the office of Chairman shall alternate between a member appointed by

             Behring and a member appointed by Armour and shall serve a four-year term;

       (aa) A Representative of a Party shall be an individual appointed as Chief Executive Officer by the Board of Directors who has been an officer, director or an employee of a Principal Party, or an Affiliate of a Principal Party (excluding the Joint Venture) at any time during the preceding five (5) years.

       The first Chairman of the Board of Directors shall be appointed by Behring.

5.6 The Board of Directors shall meet four times per calendar year. Additional meetings shall be held if requested by any member. The meetings will be convened by the Chairman or, in the absence or unavailability of the Chairman, by the member who requested the meeting. Written notice of the meeting and the agenda shall be delivered to the members at least ten business days before the date of the meeting. The written notice may be sent by mail, telex or fax. The notice requirement may be waived for any meeting at which a quorum unanimously votes for the waiver. In urgent cases, the Chairman and the Chief Executive Officer may reduce the notice period and/or convene the meeting without notice, either orally, by telephone, telecopy, fax, electronic mail or other means of telecommunication. The Chairman shall appoint a member to serve as secretary (who shall be a Representative from a Principal Party other than the Chairman's Party) for the meeting in order to record the minutes and resolutions. The minutes and the resolutions shall be signed by the Chairman and the secretary.

5.7 The Board of Directors shall conduct business only if a quorum is present, either in person or by telephone. A quorum shall consist of all six members but in the event that at any meeting less than a quorum is present but at least four members are present, those four members by unanimous vote may reduce the quorum for that meeting.

5.8 The Board of Directors shall make its decisions by way of resolutions. Resolutions may be passed at a meeting, or (except with respect to matters set forth in Section 5.10 below under which Section the Chairman has a casting vote) passed without a meeting so long as the requisite number of members required by this Agreement to pass the resolution subsequently approve the resolution in writing. Resolutions of the Board of Directors shall be passed in accordance with the provisions of Section
       5.9 and 5.10 below except for matters that require a larger majority than provided in Section 5.10 either under the laws of Germany or the State of Delaware or under the By-Laws of B1 or A1. In the case of a tie vote for matters in Section 5.10, the Chairman shall cast the deciding vote; for this purpose a tie vote shall be where any matter receives an equal number of votes approving and disapproving it or where all the Armour and Plasma members of the Board of Directors present at a meeting and all the Behring members of the Board of Directors present at such meeting vote in opposition of each other on a matter.

5.9 The following matters shall require the approval of at least four members of the Board of Directors present in the meeting:

       (bb) approval of the business plan including the annual budget and the investment plan, and approval of annual financial statements;

       (cc) except as previously approved in the annual budget, acquisition or divestiture of the shares of any company;

       (dd) except as previously approved in the annual budget, any accumulated investments in excess of $20 million;

       (ee) creation, implementation, termination or any material amendment of any collective wage agreement, pension plan, medical plan, bonus plan or other benefit plan for the employees;

       (ff) any contract or transaction with the Parties or their Affiliates or their subsidiaries or termination or material amendment to any such contract;

       (gg)                 election of or removal of the Executives of A1;

       (hh) disposal of any accumulated assets in excess of $10 million;

       (ii) entering into, materially amending or termination of any strategically significant agreement;

       (jj) other matters of extraordinary importance which generally shall mean any matter which involves more than 10% of the Joint Venture's consolidated revenues;

       (kk) all contracts (including compensation, benefits and severance payments) with the Chief Executive Officer and with other Executives;

       (ll) delegation to the Executives of authority concerning the operational decisions in the ordinary course of business and to be described in an approval authority matrix;

       (mm) all other matters beyond the operational decisions in the ordinary course of business which have not been delegated to the Executives and which are not listed under Section 5.10.

5.10 The following matters shall require the approval of a majority of the members of the Board of Directors present in the meeting:

       (nn) except as previously approved in the annual budget, any accumulated investment or divestiture between the values of $5 million and $20 million;

       (oo) except as previously approved in the annual budget, formation or divestiture of corporate subsidiaries, joint ventures or partnerships that are strategically significant and material to the Business not exceeding an investment of $20 million;



       (pp) establishment of credit lines and guarantees in excess of $20 million;

       (qq) selection and changes of auditors and actuaries, and approval of annual financial statements;

       (rr) except as previously approved in the annual budget, charitable donations in excess of $100,000 provided that there shall be no donations to political parties or candidates; and

       (ss)                 creation of banking authorizations.

5.11 The Board of Directors shall be kept informed by the Chief Executive Officer of the appointment and removal of members of the corporate bodies and of senior officers of the subsidiaries and Affiliates of A1 based upon the recommendations of the Chief Executive Officer.

5.12 The Board of Directors may change, delete or supplement the matters described in Sections 5.9 and 5.10 by a unanimous vote.

5.13 No member of the Board of Directors may delegate to a representative by written proxy or otherwise the right to act on behalf of the member in any respect, including without limitation the right to attend meetings or telephone conferences, and to pass resolutions with or without a meeting.

5.14 Members of the Board of Directors may at any time inspect the books and records, and obtain information including financial statements needed for consolidation reasons from the Executives. A member of the Board of Directors may pass on to the Party appointing him any information concerning B1 or A1 that may come into his possession.

5.15 The Board of Directors may establish rules and procedures for its operation, and may establish one or more committees from among its members as it deems necessary. These committees may include an "Executive Committee". All committees shall consist of an equal number of representatives from Armour and Plasma, on the one hand, and Behring, on the other hand. In the event a committee has a tie vote on any matter, the matter shall be referred to the Board of Directors.

5.16 The provisions of Section 52, German Limited Liability Company Law (GmbH-Gesetz) and the provisions of German Stock Corporation Law (Aktiengesetz) shall not apply to the Shareholders' Committee of B1.

5.17 With respect to those resolutions which according to the laws fall under the competence of the shareholders, each Party shall vote its shares in the Shareholders' Meeting of A1 and B1 in accordance with the resolutions adopted by the Board of Directors authorized by this Joint Venture Agreement or required by law. However, in case that a shareholder has no right to vote, e.g., call in, redemption, repurchase and compulsory assignment of its share(s), the other shareholder shall be free to vote as it pleases and shall not be bound by a resolution of the Board of Directors nor of the Shareholders' Committee.

5.18   The Executives shall be organized as follows:

       (tt) The Executives shall be a Chief Executive Officer, a Senior Vice President and Chief Officer of Research and Development and Industrial Operations, a Senior Vice President and Chief Financial Officer, a Senior Vice President and Chief Marketing Officer. The Executives shall serve for a four-year term.

       (uu) The first Chief Financial Officer shall be appointed by Behring. Any vacancy in the Office of Chief Financial Officer shall be filled by the Board of Directors by majority resolution provided, however, that if the first Chief Financial Officer (or
             --------  -------
             any successor) vacates his position during the first four years after the Effective Date and the first Chief Executive Officer is still in office, then Behring shall be entitled to appoint a Chief Financial Officer for the remainder of the four year period after the Effective Date. Thereafter, the Chief Financial Officer shall be appointed by the Board of Directors.

       (vv) The Executives shall be responsible for the operation of the business. If in a particular case a consensus cannot be reached they shall pass their resolutions with a simple majority of all Executives.

             In the event of a tie, the Chief Executive Officer shall cast the deciding vote. In such a case, involving important matters, he shall inform the Board of Directors.

       (ww) The powers of the Geschoftsfuhrer of B1 shall be described in an approval authority matrix to be decided by the Shareholders' Committee, subject to Section 5.4, in accordance with German law.


                     ARTICLE VI:  ORGANIZATIONAL STRUCTURE
                     -------------------------------------

6.1    The Executives shall have the following functional allocations:

       (xx)  Chief Executive Officer
             -    strategic planning
             -    business development
             -    development of the budget
             -    corporate communications
             -    human resources
             -    legal, including intellectual property matters
             .    reports to the Board of Directors

       (yy)  Senior Vice President and Chief Financial Officer
             -    finance and accounting
             -    treasury and cash management
             -    controlling, budgeting

             - general administration, such as fleet and office administration, travel office, etc.
             -    taxes, insurances
             -    pension plans, and similar
             -    global quality management including QMP
             -    environment, health and safety
             . reports to CEO and, on finance and accounting matters, to the Board of Directors

       (zz)  Senior Vice President and Chief Marketing Officer
             -    corporate marketing management
             -    medical marketing
             -    marketing and sales region Americas
             -    marketing and sales region Europe, Middle East, Africa
             -    marketing and sales region Asia
             -    government relations
             .    reports to Chief Executive Officer

       (aaa) Senior Vice President and Chief Officer of R&D and Industrial Operations
             -    R&D
                  *  research and process development
                  *  medical affairs
                         -- clinical research
                         -- drug surveillance
                  *  regulatory affairs
                  *  project management

             -    Industrial Operations

                  *  Plant Manager Marburg
                  *  Plant Manager Barcelona
                  *  Plant Manager Vienna
                  *  Plant Manager Kankakee
                  *  Plant Manager Bordeaux
                  *  Plant Manager Strasbourg
                  *  plasma sourcing
                         -- Plasma Alliance
                         -- A B I
                         -- Seroplas
                         -- external plasma sourcing

                  *  staff functions relating to:
                         -- central production coordination
                         -- process research coordination

             .    reports to CEO

6.2 The subordinate officers shall report to the Executive to whom the corresponding function has been allocated. All Executives have the right of proposal concerning the filling of all vacancies within their respective functional areas. The Chief Executive Officer shall be kept informed and be consulted by all Senior Vice Presidents concerning all important matters in their areas. The Chief Executive Officer is entitled at any time to inform himself or herself thoroughly of all matters arising in the areas of responsibility entrusted to the Senior Vice Presidents. The Executives are entitled to attend the meetings of the Board of Directors unless decided otherwise by the Board of Directors on a case by case basis.


                            ARTICLE VII:  LOCATIONS
                            -----------------------

7.1    Headquarters

       (a) The headquarters of A1 shall be located in the Philadelphia area, PA., U.S.A.

       (b)   The headquarters of B1 shall be located in Marburg, Germany.

7.2    In Germany will reside, among others:

       - the Geschoftsfuhrer of B1
       - local administration
       - process development
       - technical transfer
       - virus safety group
       - window person pre-clinical research
       - clinical research and medical marketing for all product groups
       - window person biostatistics and information systems
       - regulatory affairs
       - project management
       - drug surveillance
       - all site manufacturing functions
       - research
       - intellectual property functions
       - sales organization
       - marketing region Europe

7.3    In the U.S.A. will reside, among others:

       - local administration
       - research
       - process development
       - technical transfer
       - window person pre-clinical research
       - clinical research and medical marketing for all product groups

       - window person biostatistics and information systems
       - regulatory affairs
       - drug surveillance
       - all site manufacturing functions
       - intellectual property function
       - sales organization
       - marketing region Americas

7.4 It is understood that as business needs dictate changes those changes will be made to meet the demands of the Business. The Parties explicitly expect the Executives to promote an active exchange between Germany and the U.S.A. of personnel in charge of the various functions in order to create optimum conditions for the harmonious integration of the individual locations into the Joint Venture as described in Section 1.2.

7.5 The selection of the locations for the organization in each individual country besides the U.S.A. and Germany shall take into consideration existing infrastructure of the parent companies who may bid competitively to provide services, based on the principles stipulated in Article XVI (Services).

                      ARTICLE VIII:  OPERATIONS IN JAPAN
                      ----------------------------------

8.1 Each of Behring and Armour or their Affiliates currently have operations in Japan which market and distribute products of the Business in Japan. The Parties agree that they will cooperate with each other and the Joint Venture in evaluating and implementing the combination of these operations into a single entity, which will be part of the Joint Venture. The Parties agree that their objective is to combine such operations within a 3-5 year time frame after the Effective Date.

       Prior to the combination of the Japanese operations into a single entity, the Parties agree that the Joint Venture will in good faith negotiate and enter into annual supply agreements to supply the products of the Business to Armour's and Behring's respective Japanese Affiliates which distribute such products in Japan. The Parties agree that the Joint Venture will negotiate transfer prices for each of Armour's and Behring's respective Japanese Affiliates, taking into account financial and accounting considerations of each of the respective Affiliates. The Joint Venture and the respective Japanese Affiliates will also in good faith determine and agree upon the market supply price for each applicable period for applicable products. The profits and losses of the Japanese operations of Armour and Behring will be allocated as provided in Section 3.5 until such time as the operations are combined.

ARTICLE IX:  CAPITAL STRUCTURE, FINANCING, EQUITY RATIO, DIVIDEND AND INVESTMENT
- --------------------------------------------------------------------------------
                                    POLICY
                                    ------

9.1 The Parties shall not be obliged to provide A1 and/or B1 with further capital in addition to the capital contributions set forth in Sections 2.2.1, 2.2.2 and 2.2.3 of this Agreement. If, however, the ratio of equity to total assets of the Joint Venture on a consolidated basis under U.S. generally accepted accounting principles (the "Equity Ratio") of A1 and/or B1 drops below 35% and it is not possible and advisable to increase it through, e.g., building up of reserves, the Parties shall consider in good faith the possibility of a capital increase. In doing this, the Parties shall be working on the principle that, for the purpose of this Agreement, the shareholding of Armour and Plasma, on the one hand, and Behring, on the other hand, in A1 as well as in B1 shall be considered equal. This same premise will also apply for the purposes of
       Section 9.2 below. This equality shall be reflected in any capital increase or indemnity pursuant to Section 9.2.

9.2 Any further financial requirements of A1 and/or B1 exceeding the amount of its share capital shall be handled in accordance with the following rules: In principle, A1 and/ or B1 shall procure such requirements by means of loans available from banks or other financial institutions with the assets of the Joint Venture as collateral, if required, but without assurances by the Parties. Should A1 and/or B1 not be in a position to obtain a necessary further financing in addition to the capital contributions set forth in

       Sections 2.2.1, 2.2.2 and 2.2.3 of this Agreement from banks or other financial institutions upon commercially reasonable terms without the involvement of their shareholders, the Parties shall consider in good faith on a case by case and on an arms-length, basis whether or not the required credit support to enable A1 and/or B1 to obtain such further financing will be provided or whether or not the Parties themselves will provide such further financing in proportion to their shareholding ratio. It is understood between the Parties that, in the event they agree to provide the required credit support, to the extent acceptable comfort letters rather than letters of guarantee will be offered by them to the banks or financing institutions and that the comfort letters and/or guaranties, if any, shall not be jointly given, but shall be on an individual and several basis. Each Party undertakes in such a case to indemnify the other Parties to assure that each Party shall be liable only in proportion to its respective shareholding ratio.

9.3 Subject to the preference provisions in Sections 2.2.2 and 2.2.3 with respect to the PA and PB shares, the Parties agree and acknowledge that should either A1 or B1 go into liquidation, they shall consider their shareholdings of Armour and Plasma on the one hand, and Behring, on the other hand, in A1 as well as in B1 as equal, with the effect that not only the sharing of earnings and losses but also the sharing of assets and liabilities in the liquidating as well as in the remaining Joint Venture company shall be based on the principle of equality for the two groups of shareholders except that the foregoing provisions of this
       Section 9.3 shall not apply if the liquidation is primarily the result of the Retained Liabilities of any of the Parties, provided, however, the foregoing exception shall
                              --------  -------
       be inapplicable if such Party has met its indemnification obligations under this Agreement. If the liquidation may be attributed to any Party, the other Parties shall be entitled to an adequate indemnification for any transfer of its share(s), or parts thereof, that becomes necessary in accordance with this Section 9.3. The costs in connection with such transfer shall be borne by the transferee. However, in the event of a termination of this Agreement, the obligations of the Parties contained in this Section 9.3 shall become void.

9.4 Save as otherwise agreed in writing by the Parties, the Parties shall procure that to the extent consistent with the duties of the members of the Board of Directors and Shareholders' Committee of A1 and B1, respectively, A1 and B1 shall in accordance with this Agreement distribute the maximum amount of their respective profits available for distribution by way of dividends, but in each case only after having made the provisions and transfers to reserves and/or keeping that part of the profits in the retained earnings required to meet the targeted Equity Ratio established by the Board of Directors and the respective future cash requirements, especially with a view to the planned investments as set forth in the annual budget, the strategic business plan and the investment plan. It is understood among the Parties that the most favorable provisions shall be made to meet the cash requirements of A1 and B1 as set forth in this Section 9.4, especially in terms of taxation. (This may result in the application of the so-called "Ausschuttungs-Ruckholverfahren" on the dividend policy of B1.)

9.5 Sections 9.1 to 9.4 are based on the agreement that the Joint Venture shall not be consolidated by any of the Parties. However, in case that any of the Parties will be required by a government or applicable governing accounting body to have to consolidate the Joint Venture in the future, the Parties shall redefine and renegotiate the resulting consequences and all regulations under Article IX. Notwithstanding any changes to be agreed upon according to the above sentences, the Party having fully to consolidate the Joint Venture is entitled to offer to the Joint Venture to replace any debt outstanding with a financial institution, with debt from the Party having to consolidate the Joint Venture. If such offer is made on comparable or more favorable terms as the debt previously outstanding, the Joint Venture shall accept such exchange of debt, unless it has a reasonable justification for retaining the existing arrangement.

       In case both Principal Parties have to consolidate the Joint Venture in the future (in whole or in parts) they shall renegotiate in good faith the financing and the cash management of the Joint Venture.

9.6 The Executives will keep the Board of Directors duly informed of the financial conditions of A1 and B1 (including the Retained Liabilities of the Parties).

                             ARTICLE X:  VALUATION
                             ---------------------

10.1 Armour and Behring have calculated the value of their respective Businesses based upon projections of each of their Businesses for a four-year period from 1994 through 1997 (the "Baseline Projections"). Based upon the Baseline Projections, the Parties have agreed that Behring will receive at the Effective Date from Armour a compensation amounting to $18 million for the difference in value of the Businesses contributed to the Joint Venture by the Parties. Therefore, Behring will be entitled to transfer an additional $36 million of indebtedness to the Joint Venture on the Effective Date, unless the Parties mutually agree on another mode of payment. After such adjustment, the Parties agree that the value of their respective contributions to the Joint Venture is $1.2 billion (the "Contribution Amount").

10.2 The Parties will deliver combined audited financial statements (balance sheet, income statement, statement of cash flows and footnotes) representing the combined results and financial position of the Category I Countries as of December 31, 1993 and 1994. Such statements will be audited by Coopers & Lybrand, with an unqualified opinion expressed thereon, within 70 calendar days of the date of this Agreement. These statements will be prepared in accordance with US Generally Accepted Accounting Principles ("GAAP"). The Parties intend that these audited financial statements will be further adjusted as necessary and agreed by the Parties to a basis that is representative of those assets and liabilities expected to be contributed on the Effective Date ("Pro Forma Financial Statements"). Such adjustments will be in accordance with Article Eleven (11) of SEC Regulation S-X (Pro Forma Financial Statements) and will be completed no later than 70 calendar days following the date of this Agreement. The Parties agree there will be an audit of the opening balance sheet of the Joint Venture that will be completed within ninety
       (90) days of the Effective Date.

10.3 The Parties recognize that each Party will continue its respective financial due diligence during the period after the signing of this Agreement and prior to the Effective Date. The Parties agree that if as a result of this due diligence, any Party demonstrates that the Baseline Projections of Armour or Behring are materially inaccurate or misstated because of inaccurate calculations, unsubstantiated or improper data underlying such Baseline Projections, then the Parties agree that in good faith they will adjust the valuation of the respective Business to take into account any such material inaccuracy or misstatement.


                  ARTICLE XI:  REPRESENTATIONS AND WARRANTIES
                  -------------------------------------------

       Each of Armour and Plasma, on the one hand, and Behring, on the other hand, makes the following representations and warranties regarding the Assets and Business that it or its Affiliates is transferring to the Joint Venture:

11.1   Organization and Corporate Power.  Behring is a corporation duly
       --------------------------------
       organized, validly existing and in good standing under the laws of Germany. Armour is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Plasma is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and an indirect wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. ("RPR Inc."). Plasma is neither a direct nor indirect subsidiary of Armour. Each Party has all requisite power and authority to own the Assets being transferred to the Joint Venture, to operate its respective Businesses as now being conducted, to execute and deliver this Agreement and all documents contemplated by it, to perform all of the obligations and to accomplish all of the transactions contemplated by it, to perform all of the obligations and to accomplish all of the transactions contemplated by this Agreement.

11.2   Due Authorization: No Breach.  The execution, delivery and performance of
       ----------------------------
       this Agreement and the consummation of the transactions contemplated in it have been duly authorized, and no further corporate action is required to be taken. This Agreement is a legal, valid and binding obligation of the Parties, and enforceable in accordance with the terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar laws which affect the enforcement of creditor's rights generally. The persons who have executed this Agreement have been duly authorized to do so by all necessary corporate action. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in it are not prohibited by the Certificate of

       Incorporation or By-Laws or other corporate documents governing the Parties, and will not result in any violation of, default under, conflict with, breach of, termination of, acceleration of performance under, or creation of an encumbrance on any of the Assets under any contract, law, regulation, mortgage, lien or similar instrument that will have a material adverse effect on the Business or Assets.

11.3   Title to Property.
       -----------------

       (bbb) On the Effective Date, except as disclosed on Schedule 1 to the Disclosure Schedule, each of Armour and Behring (or its respective Affiliates) and its Transferred Subsidiary (as hereinafter defined) will have a good and marketable title to all of the Assets and shares to be transferred by it or its Transferred Subsidiary to the Joint Venture, free and clear of encumbrances, security interests, liens, pledges, charges, options, rights of first refusal, mortgages or similar interests ("encumbrances"), except (i) liens for current personal property taxes not yet due and payable, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (iii) encumbrances which individually or in the aggregate, would not have a material adverse effect on a material Asset.

       (b)In accordance with Article II, Armour will transfer or cause to be transferred to the Joint Venture all shares or assets of Plasma Alliance Inc., and Behring will transfer or cause to be transferred to the Joint Venture all shares or assets of Associated Bioscience Inc. and Seroplas GmbH. Each of Plasma Alliance Inc., Associated Bioscience Inc. and Seroplas GmbH (the "Transferred Subsidiaries") is a corporation or other entity duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each Transferred Subsidiary is duly qualified to do business where the ownership or operation of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect. There has heretofore been delivered to Armour true and complete copies of each of Behring's Transferred Subsidiary's governing documents as in effect as of the date hereof, and to Behring true and complete copies of each of Armour's Transferred Subsidiary's governing documents as in effect as of the date hereof.

       (c)Except as set forth on Schedule 2 hereto, each of Armour and Behring respectively owns, directly or indirectly, all of the outstanding capital stock or other equity interest of each of its Transferred Subsidiaries. There are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements or commitments to issue or sell any shares of capital stock or other equity interest of any Transferred Subsidiary or any securities or obligations convertible into or exchangeable for, or giving any person a right to subscribe for or acquire, any shares of capital stock or other equity interest of any Transferred Subsidiary, and no securities or obligations evidencing such rights are outstanding. Each Transferred Subsidiary must have been wholly owned by Armour or Behring, or in the case of Behring, its parent, or by one or more wholly owned subsidiaries of Armour or Behring or parent, except for qualifying shares required by law, which shares will be transferred on, or after, the Effective Date to the Joint Venture in the manner designated by Armour and Behring.

11.4   Compliance with Laws.  Each Party (its Affiliates, if applicable) and
       --------------------
       each of the Transferred Subsidiaries is not in violation of any law, regulation, order, decree, judgment, injunction or similar directive of a public authority relating to the Assets or the operation of the Business except for such violations, if any, that in the aggregate do not and will not have a material adverse effect on the Assets or Business that the Party is transferring to the Joint Venture. Each Party (its Affiliates, if applicable) and each of the Transferred Subsidiaries has all applicable governmental licenses, permits and product registrations necessary for the conduct of the Business and operation of the Assets, and such licenses, permits and registrations are in full force and effect, and shall be transferred to the Joint Venture at the Effective Date. There have been no violations of the licenses, permits and registrations and no proceeding is pending or threatened to revoke or limit them or -- as a condition for the continuance of the permit, license or registration -- to require investments for improvements, except for such violations, limitations or requests that in the aggregate do not and will not have a material adverse affect on the Assets or Business that the Party (its Affiliates, if applicable) is transferring to the Joint Venture and those that are shown on Schedule 3 to the Disclosure Schedule.

11.5   Litigation, Claims and Proceedings.  Except as set forth on Schedule 4 to
       ----------------------------------
       the Disclosure Schedule, each Party (or its Affiliates, if applicable) and its respective subsidiaries has no existing or threatened litigation claims or proceedings that relate to the Assets or the Business, and each Party is not aware of any facts which, as far as the Party can reasonably foresee, would give rise to any liability or litigation claim or proceeding that would have a material adverse effect on the Assets or Business that the Party (or its Affiliates, if applicable) is transferring to the Joint Venture.

11.6   Environmental Matters.
       ---------------------

       (a)As used in this Agreement: "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, or any Materials of Environmental Concern (as hereinafter defined) at any location, whether or not owned or operated by Armour or

             Behring, as the case may be, or their respective subsidiaries or
             (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

             "Environmental Laws" means all applicable laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

             "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous wastes, toxic substances, petroleum and petroleum products.

       (b)Except as set forth on Schedule 5 to the Disclosure Schedule, the Assets and the Business are in full compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

       (c)Except as set forth on Schedule 5 to the Disclosure Schedule, there is no Environmental Claim pending or threatened relating to the Assets or the Business.

       (d)Except as set forth on Schedule 5 to the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably form the basis of any material Environmental Claim relating to the Assets or the Business.

       (e)Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where Armour or Behring has stored, disposed or arranged for the disposal of Materials of Environmental Concern relating to the Assets or the Business are identified on Schedule 5 to the Disclosure Schedule, (ii) to the best knowledge of Armour and Behring, respectively, without having made any inquiries to third parties with respect thereto, all underground storage tanks, and the capacity and contents of such tanks, located on property owned or leased by Armour or Behring relating to the Assets or the Business are identified on Schedule 5 to the Disclosure Schedule, (iii) except as set forth on Schedule 5 to the Disclosure Schedule, to the best knowledge of Armour and Behring, respectively, without having made any inquiries to third parties with respect thereto, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Armour or

             Behring relating to the Assets or the Business, and (iv) except as set forth on Schedule 5 to the Disclosure Schedule, no polychlorinated biphenyls (PCB's) are used or stored at any property owned or on or within any premises leased by Armour or Behring relating to the Assets or the Business.

11.7   Brokers.  No broker, finder or other similar intermediary has been
       -------
       engaged by a Party in connection with the transactions contemplated by this Agreement.

11.8   Hart-Scott-Rodino and European Union Filing.  The Parties will file
       -------------------------------------------
       promptly upon the execution of this Agreement, and thereafter diligently pursue any filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and under the European Union Regulations.

11.9   Consents.  Except as required by the HSR Act and its regulations, or by
       --------
       the European Community Regulations, no actions or consent by a third party is necessary to consummate the transactions contemplated by this Agreement or to constitute this Agreement as a legal, valid and binding obligation of a Party.

11.10  Completeness of Assets.  The Assets include any asset that is required by
       ----------------------
       the Joint Venture to conduct the Business in substantially the same manner as it was conducted by each of Armour and Behring, respectively, prior to the Effective Date in all material respects, except those assets whose benefits are being provided to the Joint Venture under the service agreements between the Joint Venture and each of Armour and Behring, respectively, according to Article XVII. Except as set forth on Schedule 6 to the Disclosure Schedule, there are no products manufactured at any of the facilities being leased or transferred to the Joint Venture which are not part of the Business.

11.11  Completeness of Contracts to be Transferred to the Joint Venture.
       ----------------------------------------------------------------
       Schedule 7A of the Disclosure Schedule lists all contracts of material importance for the conduct of the Business, except employment contracts, between Armour or its Affiliates and third parties which are valid, binding and in full force and effect . Schedule 7A correctly identifies which of these contracts require consent by a third party.

       Schedule 7B of the Disclosure Schedule lists all contracts of material importance for the conduct of the Business, except employment contracts, between Behring or its Affiliates and third parties which are valid, binding and in full force and effect. Schedule 7B correctly identifies which of these contracts require consent by a third party.

       Except as otherwise provided in Schedules 7A and 7B, to the knowledge of Armour or Behring, there has been no default under any contract listed in Schedules 7A and 7B except for defaults that have been cured and defaults which would not have a material adverse effect.

       This Agreement shall not constitute an assignment or attempted assignment of any such contract to the extent that such contract is not assignable without the consent of another party and such assignment or attempted assignment would constitute a breach thereof.

       Each of Armour and Behring, respectively, shall use reasonable efforts to obtain consent for the assignment to the Joint Venture of all contracts requiring consents. If any such consent shall not be obtained, each of Armour and Behring, respectively, agrees to cooperate with the Joint Venture in any reasonable arrangement designed to provide for the Joint Venture the benefits intended to be assigned to the Joint Venture under the relevant contract, including enforcement at the cost and expense of the Joint Venture of any and all rights of each of Armour and Behring, respectively, against the party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Notwithstanding
       Article XVII (Remaining Costs) any termination costs, regarding contracts listed on Schedules 7A and 7B of the Disclosure Schedule such as compensations to contracting partners, shall be borne separately by each of Armour and Behring, respectively.

11.12  Financial Information.  Schedule 8 consists of (i) the 1993 financial
       ---------------------
       statements of Armour and the gross sales of Armour for 1994 and (ii) the 1993 financial statements of Behring and the gross sales of Behring for 1994. The financial information provided by each Party to the other Parties as listed on Schedule 8 of the Disclosure Schedule fairly presents the financial conditions of the respective Business in all material respects.

       To the best knowledge of each Party, there has been no material adverse change in its profit margins for the Business in Category I Countries for the year ended 1994 compared to the year ended 1993; however, a revaluation of the Business is not intended unless otherwise provided for in this Agreement

11.13  Trademarks, Patents and Licenses.  Schedule 9 of the Disclosure Schedule
       --------------------------------
       is a list and description of the Intellectual Property (as hereinafter defined) necessary to conduct the Business (in all material respects) as currently conducted by each of Armour and Behring, respectively. Except as described in Schedule 9B of the Disclosure Schedule, there are no claims or liabilities for infringement of the Intellectual Property against other persons and to the actual knowledge of each of Armour and Behring, respectively, no person is infringing or otherwise violating the Intellectual Property related to the Business, except in each case for challenges, infringements or violations, that, individually or in the aggregate would not have a material adverse effect.

       For purposes of this Agreement, "Intellectual Property" means patents, patent applications, inventions, trade secrets, know-how, copyrights, works of authorship, mask rights, trademarks, service marks, and trade names.

11.14  Buildings, Plants, Equipment, Stock and Technology.
       --------------------------------------------------

       (ccc) Except as set forth on Schedule 10 to the Disclosure Schedule, the buildings transferred to the Joint Venture have been properly and soundly constructed and are in a normal and safe state of repair and condition in all material respects, and no material that is toxic to human health was used in the construction thereof, and there are no outstanding claims or liabilities against Armour or Behring in respect of the construction of said buildings.

       (ddd) With the exception of the necessary investments for improvements listed in Schedule 10A of the Disclosure Schedule, all plants transferred to the Joint Venture and the equipment used in connection with the conduct of the Business are in a normal and safe state of repair and condition and have been duly maintained and inspected at regular intervals. The equipment and technology used in the plants that are to be transferred are capable of producing safe products according to the specifications of Armour and Behring for the time being and comply, and are operated in accordance with all required Good Manufacture Practices and Good Laboratory Practices, if applicable, except as disclosed on
             Schedule 10B to the Disclosure Schedule.

11.15  Employee Matters.  Except as set forth on Schedule 11 of the Schedule:
       ----------------
       (a) none of Armour, Behring, nor any of their respective subsidiaries or Affiliates is a party to or bound by any material contract, agreement or arrangement regarding in the major locations of Germany, USA, Spain, Austria, France, UK, and Italy the employment, services, consulting or severance from or termination of employment of any director, officer or employee (past or present) employed or expected to be employed in the Business (each an "Employment Agreement"); (b) each of Armour and Behring and their respective subsidiaries and Affiliates have paid in full to, or accrued on behalf of, in all material respects, all of their respective employees, employed in the Business, wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to the date hereof and all amounts required to be reimbursed to such employees; (c) each of Armour and Behring and their respective subsidiaries and Affiliates is in material compliance with all applicable laws and regulations respecting employment and employment practices, employee benefit programs, terms and conditions of employment and wages and hours relating or applicable to the Business; (d) there is no unfair labor practice complaint against Armour or Behring or any of their respective subsidiaries or Affiliates pending before any government agency relating to any employee employed in the Business; (e) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Business; and (f) no grievance or arbitration proceeding which may have a material (more than $100,000) adverse effect on the Assets or the Business, arising out of or under collective bargaining agreements, is pending and no claim therefor has been asserted. Other than as set forth on Schedule 11, there are no collective bargaining agreements or other employee representation agreements or benefit plans which exist or are currently being negotiated relating to the Assets or the Business.

       For the Business in countries other than Germany, USA, Spain, Austria, France, UK, and Italy, none of Armour, Behring nor any of their respective subsidiaries or Affiliates is a party to or bound by any of the types of contracts or agreements described in this Section 11.15 (a), other than existing contracts of the type described in Section 11.15(a) entered into in the ordinary course of business which do not (and will not) have a material adverse effect on the Business in any such country (or the profits of such Business).

11.16  Insurance Policies.  Schedule 12 of the Disclosure Schedule contains a
       ------------------
       complete and accurate list of all insurance policies providing coverage in favor of Armour or Behring or their respective subsidiaries, or relating to real property, whether leased or owned, in each case relating to the Assets or the Business, specifying the insurer, amount of coverage and type of insurance under each and indicating which of such policies provide for retrospective premium adjustments. Each such policy is in full force and effect and all premiums are currently paid or accruals provided for and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law.

11.17  Absence of Certain Changes.  Except as disclosed on Schedule 13 to the
       --------------------------
       Disclosure Schedule, since December 31, 1993, there has not been any (1) event, change or effect having, individually or in the aggregate, a material adverse effect on the Assets or the Business; (2) material transaction except in the ordinary course of business relating to the Assets or the Business; or (3) event or the failure of any event to occur which would violate any of the provisions of Section 12.1 if such event occurred or failed to occur during the period from the date hereof until the Effective Date.

11.18  No Undisclosed Liabilities.  Except as and to the extent set forth in the
       --------------------------
       financial statements comprising Schedule 8, none of Armour, Behring or Plasma, nor any of their subsidiaries or their Affiliates had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on the respective balance sheets (including the notes thereto) related to the Assets or the Business in the financial statements comprising Schedule 8.

11.19  Taxes.
       -----

       (eee) Except as disclosed on Schedule 14 to the Disclosure Schedule, as of the time of filing, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under any applicable laws by Armour, Behring, Plasma, and their respective subsidiaries and Affiliates with respect to the Assets or the Business, were in all respects (and, as to Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis except where the failure to be true, complete and correct and timely would not have a material adverse effect on the Assets or the Business.

       (fff) Armour, Behring, Plasma and their respective subsidiaries and Affiliates have, within the time and in the manner prescribed by law, paid (and until the Effective Date will, within the time and in the manner prescribed by law, pay) all material Taxes (as hereinafter defined) that are due and payable as shown on the Returns relating to the Assets or the Business.

       (ggg) There are no liens for Taxes on the assets of Armour, Behring or Plasma or their respective subsidiaries relating to the Assets or the Business except liens for Taxes not yet due.

       (hhh) Except as disclosed on Schedule 14 of the Disclosure Schedule, Armour, Behring and Plasma and their respective subsidiaries have complied (and until the Effective Date will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws relating to the Assets or the Business.

       (iii) Except as disclosed on Schedule 14 to the Disclosure Schedule, there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by Armour, Behring or Plasma or any of their respective subsidiaries relating to the Assets or the Business.

       (jjj) Except as set forth on Schedule 14 (which sets forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns relating to the Assets or the Business.

       (kkk) None of Armour, Behring, Plasma or any of their respective subsidiaries is party to any agreement providing for the allocation or sharing of Taxes relating to the Assets or the Business which the Joint Venture would be bound by after the Effective Date.

       (lll) None of Armour, Behring, Plasma or any of their respective subsidiaries has participated (nor will they participate prior to the Effective Date) in or cooperated with an international boycott relating to the Assets or the Business.

             For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use ad valorem, transfer, franchise, profits, license, withholding, payroll, employments, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

11.20  No Untrue Statement of Material Fact.  No representation or warranty by a
       ------------------------------------
       Party in this Agreement nor any statement contained in any document or certificate furnished or to be furnished pursuant hereto by a Party or in connection with the transactions contemplated hereby, concerning the Assets transferred by it, considering all the representations, warranties and statements in total, contains, or will contain, any untrue statement of a material fact, or omits, or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, which in any case would materially adversely affect the financial condition of the Business.

11.21  Survival of Representations and Warranties.  All representations and
       ------------------------------------------
       warranties made by the Parties in this Agreement shall survive the Effective Date. A claim based on the breach or untruth or inaccuracy of a representation or warranty (except for the representation and warranties in Section 11.3 concerning title to property, Section 11.4 on compliance with laws, Section 11.5 on litigation and claims and Section
       11.6 on environmental proceedings) must be asserted by a Party within 36 months after the Effective Date; it being understood that in the event notice of any claim for indemnification under Section 13.3 (a) (ii) hereof shall have been given (within the meaning of Section 23.9) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

11.22  Affiliates.  "Affiliate" means, for purposes of this Agreement, with
       ----------
       respect to any specified entity, any other entity controlling, controlled by or under common control with such specified entity. For the purpose of this definition, "control" shall mean the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

                 ARTICLE XII: CONDUCT OF BUSINESS PENDING THE
                 --------------------------------------------
                       EFFECTIVE DATE; OTHER AGREEMENTS
                       --------------------------------

12.1   Covenants of the Parties.  During the period from the date of this
       ------------------------
       Agreement and continuing until the Effective Date (or where specifically indicated, after the Effective Date), except as expressly contemplated or permitted by this Agreement, or to the extent that Armour or Behring, as the case may be, shall otherwise consent in writing, the Parties agree as follows:

       (mmm)    Ordinary Course.  Armour and Behring and their respective
                ---------------
             subsidiaries shall carry on their respective businesses relating to the Assets and the Business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, use all reasonable efforts to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them, to the end that their goodwill and ongoing business shall not be impaired in any material respect following the Effective Date and neither Party shall intentionally do any other act which would cause any representation or warranty of it in this Agreement to be or become untrue in any material respect.

       (nnn)    No Acquisitions.  Armour and Behring shall not, and shall not
                ---------------
             permit any of their respective subsidiaries to, acquire or agree to acquire (i) any real properties which would be part of or used in the Business, (ii) acquire an equity interest in any business or any corporation, partnership, association or other business organization or division thereof or otherwise which is engaged in the Business, or (iii) any assets or processes which would be part of or used in the Business, except, in the case of clause (iii), for acquisitions in the ordinary course of business consistent with past practice.

       (ooo)    No Dispositions.  Armour and Behring shall not, and shall not
                ---------------
             permit any of their respective subsidiaries to, sell, assign, lease, license, encumber or otherwise dispose of any of the Assets except in the ordinary course of business consistent with past practice; provided, however, that if Armour or Behring makes any such sale, assignment, lease or other disposition of any Asset in the ordinary course (other than the sale of its products in the ordinary course), then such Party shall contribute the cash or other consideration received from such disposition to the Joint Venture.

       (ppp)    Waiver of Rights.  Armour and Behring shall not, and shall not
                ----------------
             permit any of their respective subsidiaries to, waive, release, grant or transfer any rights of value or modify, amend or change any existing license, lease, contract or other agreement or arrangement relating to the Assets or the Business, or amend the organizational documents of the transferred subsidiary except for modifications, amendments or changes which individually or in the aggregate are not material.

       (qqq)    Capital Expenditures.  Except as set forth in Schedule 15 to the
                --------------------
             Disclosure Schedule, Armour and Behring shall not, and shall not permit any of their respective subsidiaries to, other than in the ordinary course of business and consistent with past practice and in an amount not in excess of $2 million in respect of any individual project or $5 million in the aggregate, make any capital expenditures or commitments for capital expenditures relating to the Assets or the Business.

       (rrr)        Benefit Plans and Compensation.  Armour and Behring shall
                    ------------------------------
             not, and shall not permit any of their respective subsidiaries to, terminate, adopt, amend or enter into, except as may be required by applicable law or regulation, any bonus, profit sharing, severance, termination, compensation, stock option, pension retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any employee or pay any benefit not required by any existing plan or arrangement (including, without limitations, the granting of stock options, stock appreciation rights or performance units) except for normal increases in the ordinary course of business and consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense, or increase in any manner the compensation or fringe benefits of any officer or employee or enter into any contract, agreement, commitment or arrangement to do any of the foregoing for any person employed in, or expected to be employed in, the Business.

       (sss)    Tax Matters; Accounting Policies.  Armour and Behring shall not,
                --------------------------------
             and shall not permit any of their respective subsidiaries to, make any tax elections or settle or compromise any income tax liability (except for tax elections, settlements or compromises which would not affect the assets or liabilities of the Joint Venture) or, except as required by law or applicable accounting standards, change any accounting policies or procedures relating to the Assets or the Business. A Party shall promptly advise the other Parties of any tax audit or tax adjustment or proposed or threatened tax audit or tax adjustment with respect to such Party, and shall also notify the other Parties of any adverse determination by any governmental entity with respect to taxes relating to the Assets or the Business.

       (ttt)    Maintenance of Property.  Armour and Behring shall not, and
                -----------------------
             shall not permit any of their respective subsidiaries to, fail to maintain all property and equipment relating to the Assets or useful and necessary in the Business in good working order and condition or fail to continue its maintenance programs consistent with past practice.

       (uuu)        Insurance.  Armour and Behring shall not, and shall not
                    ---------
             permit any of their respective subsidiaries to, fail to maintain its existing insurance coverage of all types in effect relating to the Assets or the Business or, in the event any such coverage shall be terminated or allowed to lapse, Armour and Behring shall not fail to procure substantially similar substitute insurance policies (to extent available at comparable cost) with reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies. The Parties agree that between the date of this Agreement and the Effective Date, they will work together in good faith to determine the appropriate insurance coverage for the operations of the Joint Venture, and take such steps necessary to have such insurance in place as of the Effective Date.

       (vvv)                Certain Contracts.  Armour and Behring shall not,
                            -----------------
             and shall not permit any of their respective subsidiaries to, enter into, terminate or materially extend or modify any contracts relating to the Business except in the ordinary course of business, consistent with past practice.

       (www)        Certain Processes.  (i) Behring covenants and agrees it
                    -----------------
             will use all reasonable efforts, keeping Armour duly informed, to correct and manage the manufacturing process which resulted in the recent contamination of the BERIPLEX product. Behring agrees that no public announcements regarding this matter shall be made without the prior approval of Armour, except if otherwise required by law, but Behring will use reasonable efforts in such case to give prior notice to Armour. (ii) Within three months after the year ending

             December 31, 1997, if Armour can reasonably show that there has been a significant reduction in sales of BERIPLEX(R) for the period 1995 through 1997 primarily because of the contamination cases which occurred in 1994 of BERIPLEX(R), which may have caused the recent Hepatitis B contamination, (e.g. because of direct contamination, a regulatory decision or unfavorable publicity relating thereto) but not for any other reason (e.g. a general decline in demand for such products, pricing strategy, a Joint Venture decision to de-emphasize such products or market competitive products), then the Parties will, in good faith, revalue the contribution made by Behring to the Joint Venture (using the same method of valuation as originally used by the Parties) to take into account such reduction and appropriate compensation will be made to Armour. If, pursuant to the preceding sentence, Armour can reasonably show, in accordance with the principles expressed in the preceding sentence, that there has been a significant reduction in the sales of all other coagulation products contributed by Behring or its Affiliates to the Joint Venture for the period 1995 through 1997, primarily because of said contamination cases which occurred in 1994 of BERIPLEX(R), then the Parties will similarly revalue the contribution made by Behring to the Joint Venture to take into account such reduction in coagulation products and appropriate compensation will be made to Armour. For purposes of this Section 12.1 (k) (ii) a significant reduction in sales of BERIPLEX shall mean a 30 percent reduction from the Baseline Projections of BERIPLEX(R) for the period 1995 through 1997 and a significant reduction in sales of all other coagulation products contributed by Behring or its Affiliates shall mean 25 percent reduction from the Baseline Projection of all such other coagulation products for the period 1995 through 1997.

       (xxx) Within three months after the year ending December 31, 1997, if Behring can reasonably show that there has been a significant reduction in sales of the recombinant Factor VIII products for the period 1995 through 1997 primarily because Miles and/or Baxter did not supply to the Joint Venture the quantities of the recombinant Factor VIII products pursuant to the Manufacturing and Supply Agreement, dated May 26, 1993 between Baxter Healthcare Corporation and Rhone-Poulenc Rorer Inc. and the Supply Agreement, dated January 26, 1994 between Miles Inc. and Armour ("the Supply Contract/s") in quantities comparable to those used in the Baseline Projections but not for any other reason (e.g. a general decline in demand for such products, pricing strategy, a Joint Venture decision to de-emphasize such products, or market competitive products) then the Parties will, in good faith, revalue the contribution made by Armour to the Joint Venture (using the same method of valuation as originally used by the Parties) to take into account such reduction and appropriate compensation will be made to Behring. For purposes of this Section 12.1(l), a significant reduction in sales of recombinant Factor VIII products shall mean a 20 percent reduction from the Baseline Projections of recombinant Factor VIII products for the period 1995 through 1997. Notwithstanding the foregoing, if a court of competent jurisdiction, or an arbitrator in a binding arbitration proceeding, determines that Miles, in the case of the Miles Supply Contract, or Baxter, in the case of the Baxter Supply Contract, has breached its contract with respect to the supply of recombinant Factor VIII, then the preceding provisions of this Section 12.1(l) shall not apply; provided, further, if the Joint Venture has initiated
                    --------  -------
             litigation or arbitration not later than 30 days of the date of any determination pursuant to the first sentence of this Section 12.1(l) (or the Board of Directors has resolved by unanimous consent no later than the last day of such 30 day period that the Joint Venture should consider initiating such litigation or arbitration), alleging breach of contract against Miles or Baxter, as the case may be, then any compensation calculated to be due to Behring will not be paid until a decision is rendered that the defendant was not in breach of contract; it also being understood, if compensation is paid to Behring pursuant to this Section 12.1(l) and subsequently a decision is rendered by a court of competent jurisdiction or by an arbitrator, that Miles or Baxter, as the case may be, breached its contract with respect to the supply of recombinant Factor VIII, then Behring shall reimburse such compensation.

       (yyy)    Certain Processes/Zimmerman-Patent.  The royalty income related
                ----------------------------------
             to the Business shall be transferred to the Joint Venture. The payment to Scripps has been made by Armour.

       (zzz)    Advice of Changes.  The Parties shall confer on a regular and
                -----------------
             frequent basis with one another, inform one another on operational matters and with respect to any significant new contracts and promptly advise the other Parties orally and in writing of any change, event or effect having, or which, insofar as can reasonably be foreseen, could reasonably be likely to have a material adverse effect on the Assets or the Business.

       (aaaa)    Access to Information.  Upon reasonable notice and subject to
                 ---------------------
             applicable law each Party shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts, commitments and records relating to the Assets or the Business and, during such period, subject to applicable law, each Party shall, and shall cause each of its subsidiaries to, furnish promptly to the other Party all information concerning its business, properties and personnel as the other Party may reasonably request. Unless otherwise required by law, each Party will hold any such information which is non-public in confidence until such time as such information otherwise becomes publicly available through no wrongful act of such Party, and in the event of termination of this Agreement for any reason, each Party shall promptly return all non-public documents obtained from the other Party, and any copies made of such documents, to the other Party. The Parties agree that any disclosure under this Paragraph (o) does not waive the attorney/client privilege or attorney/work product privilege relating to such disclosed information.

       (bbbb)    Financial Statements.  Behring covenants and agrees that it
                 --------------------
             will deliver to Armour combined audited financial statements (balance sheet, income statement, statement of cash flows and footnotes) representing the combined results and financial position of the Behring Category I Countries as of December 31, 1993 and 1994. Such statements will be audited by Coopers & Lybrand, with an unqualified opinion expressed thereon, within 70 calendar days of the date of this Agreement. These statements will be prepared in accordance with U.S. GAAP. It is intended that these combined audited financial statements will be further adjusted as necessary and agreed by the Parties to a basis that is representative of those assets and liabilities expected to be contributed on the Effective Date ("Pro Forma Financial Statements"). Such adjustments will be in accordance with Article Eleven (11) of SEC Regulation S-X (Pro Forma Financial Statements) and will be completed no later than 70 calendar days following the date of this Agreement. In addition, Behring shall deliver to Armour on a timely basis any interim unaudited statements after December 31, 1994 which, due to rules related to the age of financial statements, are required to be filed by Armour or its Affiliates with the Securities and Exchange Commission; provided that, Armour shall provide Behring with reasonable advance notice of the requirement of any such additional interim statement. Such interim statement would be prepared on a basis consistent with the 1993 and 1994 financial statements.

       (cccc) Behring covenants and agrees that prior to the Effective Date it will (or will cause its Affiliates to) complete the restructuring plan for the Business in Spain.

12.2   License Agreements.  On the Effective Date, the Joint Venture and Behring
       ------------------
       shall enter into a License Agreement, licensing to the Joint Venture the right to use the name "Behring" on a royalty free basis for the transition period (which shall not be longer than two years) as set forth in such Agreement. On the Effective Date, the Joint Venture and Armour shall enter into a License Agreement, licensing to the Joint Venture the right to use the name "Armour" on a royalty free basis for the same transitional period as set forth in such Agreement.

12.3   Financial Statements.  The Parties agree that the financial statements of
       --------------------
       the Joint Venture shall be prepared in accordance with United States
       GAAP.

12.4   Successor to Plasma.  Prior to the Effective Date (a) Plasma will
       -------------------
       transfer and assign its entire interest in the Joint Venture to a direct or indirect wholly-owned subsidiary of RPR Inc., which shall be organized outside the United States, and (b) such subsidiary shall succeed to the interest of Plasma under this Joint Venture Agreement and shall agree to be bound to the terms and provisions thereof. The initial contribution of such subsidiary for the AAA1 share shall have been derived from sources other than those of Armour or any subsidiary of Armour, and both Armour and the successor subsidiary/assignee referred to in 12.4(a) above shall so represent to Behring on the Effective Date.


                ARTICLE XIII:  LIABILITIES AND INDEMNIFICATION
                ----------------------------------------------

13.1   Retained Liabilities.  As between the Parties, a  Party shall be solely
       --------------------
       liable and responsible for the following retained liabilities ("Retained Liabilities"), regardless of when asserted:

       (dddd) liabilities that arose or were incurred from or relate to the ownership, use or possession of the Assets or the operation or conduct of the Business by the Party or its Affiliates or its predecessor prior to the Effective Date (or the Effective Contribution Date, with respect to Assets and Businesses contributed after the Effective Date) whether known, unknown, accrued, absolute, existing, contingent or otherwise, or which arise at any time out of or relating to any action, condition or occurrence existing prior to the Effective Date (or the Effective Contribution Date, if later) including without limitation, liabilities for the matters listed by the Party on Schedules 16 and 17 to the Disclosure Schedule, it being expressly understood that Armour retains all liabilities resulting from product liability claims (including claims of persons who claim to have been infected with HIV from their use of Armour's blood concentrate products prior to the Effective date (the "AIDs claims")), but ex

             -cluding those liabilities expressly transferred to the Joint Venture pursuant to Article II hereof; and

       (eeee) liabilities of the Joint Venture that arise from contributions to collective funds or similar institutions which cover global settlements for Retained Liabilities of the Party prior to the Effective Date.

             The Joint Venture and the other Parties shall have no responsibility or liability for the Retained Liabilities of another Party, and shall be indemnified against them pursuant to Section 13.3.

13.2   Assumed Liabilities.  The Joint Venture shall be solely liable and
       -------------------
       responsible for all liabilities incurred after the Effective Date (or the Effective Contribution Date, as the case may be) that arise from the ownership, use or possession of the Assets or the operation or conduct of the Business on or after the Effective Date, including obligations arising after the Effective Date under contracts assumed by the Joint Venture and liabilities transferred to the Joint Venture pursuant to
       Article II. A Party shall have no responsibility or liability for the assumed liabilities, and shall be indemnified against them pursuant to
       Section 13.4.

13.3   Indemnification by a Party.
       --------------------------

       (ffff) Subject to Section 13.7, a Party (hereafter an "Indemnitor") shall indemnify, defend and save harmless the Joint Venture and the other Parties, and their respective directors, officers, shareholders, attorneys, accountants, employees, agents, successors and assigns (the "Indemnitees"), to the full extent lawful, from, against, and in respect of any damages (including actual, punitive or consequential), claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, levies, duties, taxes, interest, penalties, and costs and expenses (including without limitation reasonable attorneys' and accountants' fees and disbursements and all expenses for discovery, including but not limited to, discovery respecting the formation and implementation of the Joint Venture and the intercorporate activities of the Parties, removal costs, containment, cleanup, abatement or remediation costs, closure costs), fines and expenses of investigation and ongoing monitoring, and settlements and judgements of any kind or nature (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the indemnitees, directly or indirectly relating to or arising out of

             (i) a breach by the Party of this Agreement or any of the agreements made pursuant to it;

             (ii) a breach of, or an inaccuracy or misrepresentation in, the representations and warranties made by the Party in this Agreement subject to the limitation stated in Section 11.21;

             (iii) the Retained Liabilities; and

             (iv) any bankruptcy or reorganization proceeding which is primarily the result of the Retained Liabilities of such Party (it being the Parties' intention to include fees and expenses of all professionals retained in such proceeding and related costs, but not operating expenditures to the extent that would be incurred regardless of the proceeding).

       (b)A claim for indemnification pursuant to this Article XIII may be brought by the Joint Venture, by any of the nonbreaching Parties on behalf of the Joint Venture or by any indemnitee on its own behalf. In the event any Indemnitee or its Affiliate elects or exercises any option to receive indemnification payment directly, rather than to or through the Joint Venture, the payment in full of such claim pursuant to the election or option shall constitute a release from all other Indemnitees with respect to the related Lossses.

13.4   Indemnification by the Joint Venture.  Subject to Section 13.7, the Joint
       ------------------------------------
       Venture (an "indemnitor") shall indemnify, defend and save harmless the Parties and their respective directors, officers, shareholders, attorneys, accountants, employees, agents, successors and assigns ("the indemnitees"), to the full extent lawful from, against, and in respect of any damages (including actual, punitive or consequential), claims, losses, liabilities, charges, actions, suits, proceedings, deficiencies, levies, duties, taxes, interest, penalties, and costs and expenses (including without limitation reasonable attorneys' and accountants' fees and disbursements, removal costs, containment, cleanup, abatement or remediation costs, closure costs), fines and expenses of investigation and ongoing monitoring, and settlements and judgments of any kind or nature imposed on, sustained, incurred or suffered by or asserted against any of the indemnitees, directly relating to or arising out of the assumed liabilities.

13.5   Indemnification Procedure.
       -------------------------

       (gggg) The indemnitee shall give prompt written notice of any claim for indemnification. Payment of the reimbursement or sums sought in any notice for indemnification shall be paid by the indemnitor within thirty days after receipt of the notice. Failure to give timely notice shall be a defense to the indemnitee's claim only to the extent that the indemnitor has been prejudiced by the failure.

       (hhhh) In the case of a third party claim against the indemnitee, the indemnitor shall have the right to assume control of the defense and to retain counsel at its own expense to defend the claim, such counsel to be reasonably satisfactory to the indemnitee. In the event, however, the indemnitee reasonably determines in its judgment and on the advice of counsel, that having common counsel would present such counsel with a conflict of interest or if indemnitor fails to assume the defense of the action or proceeding on behalf of the indemnitee in a timely manner, then the indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the indemnitor will pay the fees and disbursements of such counsel reasonably incurred, provided, however, that it will not be required to pay the fees and disbursements of more than one separate counsel for all indemnitees in any jurisdiction, in any simple action or proceeding. In any action or proceeding the defense of which the indemnitor assumes, the indemnitee may also retain counsel and participate in the defense of the claim at its own expense. In any action or proceeding the defense of which the indemnitor assumes, at the request of the indemnitee, the indemnitor will use its best efforts to have the indemnitees and their respective officers, directors, attorneys, accountants, employees, agents, Affiliates, successors and assigns summarily dismissed as parties. The indemnitor, the indemnitee and their counsels shall communicate and cooperate fully in the defense and settlement of any claim.

       (iiii) The indemnitee and the indemnitor shall not settle any indemnifiable claim without the written consent of the other, which consent shall not be unreasonably withheld or delayed. If the indemnitee does not consent to a settlement, the indemnitee thereafter shall be responsible for the defense of the claim for its own account, and the indemnitor shall be released from any liability with respect to the claim in excess of the settlement amount acceptable to the person asserting the claim. If the indemnitor fails to timely defend, contest or otherwise protect against the third party claim, the indemnitee shall have the right, but not the obligation, to defend the matter and to make any compromise or settlement without the consent of the indemnitor, and to be indemnified for the entire cost incurred.

13.6.1 In the event the Internal Revenue Service ("IRS") successfully treats any amount that Behring receives from B1 as having been distributed first to

       A1 and, as a result, Behring is treated as having increased income from A1 that is subject to U.S. tax, Armour agrees to indemnify Behring for any increased U.S. federal and state tax liability including interest and penalties thereon which is imposed on Behring (or collected from A1 under section 1446 of the Internal Revenue Code on Behring's interest in A1) attributable to any increase in the income of A1 that is allocated to Behring as a result of the IRS's treatment ("Indemnified U.S. Taxes").
       In addition, Armour agrees to indemnify Behring for any branch profits tax imposed on Behring with respect to such IRS treatment, but only to the extent Armour is entitled to excess foreign tax credits for German taxes paid by B1 and Armour is able to use such credits to reduce its tax liability at the time of any final resolution to the IRS challenge (together with Indemnified U.S. Taxes, the "Indemnified Tax Amount").
       Any payment under this agreement will be made in U.S. dollars only when the IRS's determination becomes final ("A Final Determination") either pursuant to a settlement agreement with the IRS, the United States, or any U.S. state taxing authority, or as a result of a final judgment of a court which judgment is no longer appealable. Mechanically and for accounting purposes, such payment will be made by Armour to A1 for A1 to satisfy the IRS obligation. If, however, the IRS imposes the obligation directly on Behring, then A1 will distribute the Indemnified Tax Amount to Behring for Behring to pay the IRS.

13.6.2 Behring and Armour also agree that, in the event the IRS asserts this treatment (i.e. that the amounts that Behring receives from B1 were distributed first to A1), the cost of disputing the IRS's position will be borne by A1 and thus shared equally by Armour and Behring. In no event will those costs include the internal costs of Armour personnel in defending the action. Behring will only share in up to $1 million of external legal expenses. Behring and Armour also agree that Armour shall control any administrative or judicial contest (a "Proceeding") with respect to any dispute pursuant to which Armour could become obligated to pay the Indemnified Taxes. This control includes, but is not limited to the choice of counsel, the selection of an administrative or judicial forum and the terms and timing of any settlement agreement with the IRS, the United States, or any U.S. state taxing authority.

13.6.3 If in connection with a Proceeding over which Armour has control under this Agreement, Armour chooses to litigate the dispute in a forum which requires payment of the tax in dispute (or a portion thereof) or posting of a bond before jurisdiction can be conferred, Armour shall pay (or post) so much of such tax (or bond) as may be necessary but does not exceed the Indemnified Tax Amount (exclusive of interest if unnecessary to obtain jurisdiction in the court in which Armour has chosen to litigate). Behring agrees that it shall take such actions as Armour requests in order to enable Armour to control the dispute as contemplated herein, including, but not limited to, the execution and filing of (but not preparation of) protests, refund claims, powers of attorney, pleadings and waivers.

13.6.4 If Armour proposes to settle a dispute (which in good faith Armour believes would be acceptable to the IRS) covered by this provision on specific terms and Behring elects not to settle such dispute on those terms, then Armour's obligation to Behring under this provision shall not exceed the amount which Armour would have to pay if the dispute had been settled on the terms proposed by Armour.

13.6.5 Behring promises to use its best efforts to assist Armour in minimizing the amount of any interest and penalties which may be imposed on any deficiency or tax that may result from any dispute. Specifically, to avoid the penalty imposed on the failure to file a required tax return, Behring promises to file an income tax return for all years to which this indemnity applies, even if such return shows that Behring earned zero U.S. income. Armour shall be entitled to pay any tax and interest that may be asserted by the IRS, the United States, or any U.S. state taxing authority at any time during an administrative or judicial proceeding in order to stop the running of interest on any such amounts; however, any such payment shall in no way limit Armour's rights under this agreement.

13.6.6 If Behring receives a tax refund attributable to payment of any Indemnity Tax Amount made under this provision, Behring agrees to pay to Armour such refund, including any interest on such refund Behring receives in U.S. dollars no later than 15 days after Behring receives such tax refund.

13.6.7 This indemnity agreement does not extend to any other federal or state tax liability for any other position taken by A1 or B1. Specifically, neither Behring nor Armour will be entitled to indemnification from the other Party if it is concluded that A1 is a corporation (and not a partnership) under U.S. tax principles.

13.7   Limits of Indemnification
       -------------------------

       (jjjj) No liability shall attach to an indemnifying Party unless in excess of (US$ 1,000,000) in the aggregate, provided this provision shall not apply to indemnification with respect to Retained Liabilities as well as to a tax indemnification pursuant to Section
             13.6.1 through 13.6.7.

       (kkkk) The amount of any liability of an indemnifying Party shall be reduced by any amount recovered by the indemnified Party under any insurance policy or from any third party with respect to such liability and by the amount of any tax benefit resulting from the indemnified Party because of such liability.


              ARTICLE XIV:  NON-COMPETITION
              -----------------------------

14.1 For the duration of the Joint Venture, throughout the world, the Parties shall

       (llll)    engage in the Business only through the Joint Venture;

       (mmmm) not compete in the Business directly or indirectly with the Joint Venture; and

       (nnnn) cause their respective Controlled Entities not to compete in the Business directly or indirectly with the Joint Venture.

14.2 For the purpose of this Article XIV, "Controlled Entities" shall mean any corporation or other entity in which a Party can directly or indirectly elect no less than 50% of the directors (or persons holding a similar office if the entity is not a corporation) whether by virtue of the Party's shareholdings, ownership interest, contract or otherwise.

14.3 If any portion of this non-competition obligation should be held invalid or unenforceable by a competent legal authority, the Parties desire that the legal authority modify, or direct the Parties to modify, the non-competition obligation in such a manner that will be valid and enforceable, and the Parties shall continue to be bound by the modified non-competition obligation.

14.4 The prohibition against a Party engaging in the Business except through the activities of the Joint Venture shall not prohibit a Party from making an acquisition or merger that includes an entity or assets engaged in the Business, as long as the Party shall within 30 days after the acquisition or merger offer to sell the entity or assets to the Joint Venture. Within 60 days after receipt of the offer, the Joint Venture may accept the offer, or direct the Party either to retain the entity or assets, or to sell the entity or assets to an unrelated third party. A failure to respond within the 60 days shall be deemed a decision by the Joint Venture to direct the Party to sell the entity or assets to an unrelated third party. Any sale to an unrelated third party (i) shall occur as soon as possible, but in no event later than one year from the date of the directive, and (ii) shall be at the same or higher price and on terms no more favorable than were offered to the Joint Venture.


           ARTICLE XV:  HUMAN RESOURCES
           ----------------------------

15.1 Armour and Behring will use all reasonable efforts within the labor law in force to transfer their respective employees currently involved in the Business and selected to be transferred to the Joint Venture by the process described in detail in the Human Resources Agreement which shall be signed on the same day as this Joint Venture Agreement and which is attached hereto as Exhibit III.

           ARTICLE XVI:  SERVICE AGREEMENTS
           --------------------------------

16.1 The Joint Venture shall request service contracts from the relevant entity in both Category I and Category II Countries for the period following the contribution of their assets to the Joint Venture if the Joint Venture determines that the requested service is of value, that it had been delivered effectively in the past for the Business and can be offered at competitive market rates. In the case that a comparable market rate cannot be found, services are to be offered at reasonable rates. Generally, the Joint Venture must give 12 months' notice of termination, unless otherwise negotiated in cases that would otherwise cause a hardship for the Party providing the service. For example, where
       (a) the Party providing such service has made a capital investment to provide the service or (b) is subject to a longer termination period in contracts with a third party related to providing such services, the Joint Venture and the Party may consider a more appropriate term for the contract.

16.2 If for any reason after good faith efforts the relevant entity and the Joint Venture are unable to agree on the provision of a service contract for services which were provided before the Effective Date, and the relevant entity can demonstrate it is in an unfair and unavoidably burdensome situation, then the Party related to the relevant entity may go to the Board of Directors and the Board of Directors shall discuss in good faith and decide by majority upon which, if any, of such entity's costs allocated to the Business that have not been transferred to the Joint Venture and not recovered by service contracts, shall be assumed by the Joint Venture.

16.3 The Joint Venture may contract out services to the existing organizations within Armour and/or Behring or their respective Affiliates to avoid replication of costs, including distribution, purchase, personnel, systems, information systems, finance, logistics, drug regulatory affairs, drug surveillance, legal, tax, insurance, industrial property, real estate, administration, and -- if required -- other available services.

16.4 Under the prevailing circumstances (capacity and efficiency of the existing organizations), in principle, services shall be furnished by Armour (or its Affiliates) for the USA, Canada, Central America, France, New Zealand, the United Kingdom and Ireland, and by Behring (or its Affiliates) for the rest of Europe, Asia, South America and Australia.

16.5 The Parties agree that services required by the Joint Venture for which there are no practicable alternative providers because of the lack of a competitive market with respect to any such services (e.g., power or
                                                             ----
       energy supply) shall be rendered by such Party to the Joint Venture at reasonable cost.

16.6 For the establishment of its own functions, the Joint Venture shall give priority to employees of the existing organizations of Armour and Behring.


               ARTICLE XVII:  REMAINING COSTS
               ------------------------------

17.1 With respect to each Category I Country, if and to the extent that there are costs which, prior to the Effective Date, were allocated to the Business and have not been transferred to the Joint Venture nor related to services subject to a service agreement hereunder, (the "Remaining Costs"), and the relevant Party can demonstrate that the Remaining Costs were included in the Baseline Projections for the country concerned, then the Parties agree that the Joint Venture shall reimburse such relevant Party for those Remaining Costs for the twelve month period after the Effective Date either, at the option of the Joint Venture, by paying such Remaining Costs on a periodic basis or by lump sum.

17.2 For each Category II Country for which the Joint Venture gives either Armour or Behring notice that the operation in such country will become part of the Joint Venture, as provided in Section 2.2.1, such Party will transfer to the Joint Venture (as soon as practicable but in any event no later than twelve months from the date of notice) all assets of the Business in such country and those employees primarily dedicated to the Business in such country, which are capable of being transferred. During the period between the date of the notice and the date of transfer (the "notice period"), the transferring Party will continue (or, if applicable, will cause its Affiliate in such country to continue) to conduct operations related to the Business under the direction of the Joint Venture in a prudent and diligent manner, while making prudent modifications to its organization in light of such notice. It is the Parties' intention that immediately upon such transfer, any costs of such transferred assets or employees, except Retained Liabilities, will be borne by the Joint Venture.

17.3 With respect to the operations of all countries (except for Category II Countries for which the Joint Venture enters into a distributor agreement), if the transferring entity has fixed costs which, prior to the Effective Date, were primarily dedicated to the Business, and which have not been transferred to the Joint Venture (and after good faith efforts, the transferring entity and the Joint Venture are unable to agree on the provision of a contract for services related to such costs), and the transferring entity can demonstrate it is in an unfair and unavoidably burdensome situation, the transferring entity may present its situation to the Board of Directors of the Joint Venture. The Board of Directors shall discuss in good faith and decide upon which, if any, of such transferring entity's costs as described above shall be assumed by the Joint Venture.


         ARTICLE XVIII:  TRANSFER OF INTERESTS
         -------------------------------------

18.1 A Party may sell, assign or encumber its Interest in the Joint Venture only in accordance with this Article XVIII. For purposes of this Article XVIII and Article XIX, a Party's "Interest" shall mean all shares of all classes of stock in the German B1, in the U.S. A1, and all shares of all classes of stock or ownership interests in any other legal entity created by the Parties to conduct the Business of the Joint Venture.

18.2 A Party may encumber its Interest only with the written agreement of the other Parties.

18.3 After the Effective Date, Armour and Behring and the holder of the AAA1 share may sell or assign their respective Interest only with the written agreement of the other Parties; except that (i) Behring may transfer its Interest to a Related Party without consent, provided, however, that if a
                                                    --------  -------
       Related Party thereafter ceases to be a Related Party, such Related Party must first transfer such Interest back to Behring and (ii) the AAA1 share may be transferred or sold without the consent of the Parties if the transfer or sale is to a Related Party of Behring. For purposes of this Agreement, a Related Party means a corporation or other legal entity in which such Party owns, directly or indirectly, 100% of the voting stock or comparable ownership interest if the entity is not a corporation or a corporation that owns directly or indirectly 100% of the voting stock of the Party (a "Parent") or a corporation in which a Parent owns directly or indirectly 100% of the voting stock or comparable ownership interest if the entity is not a corporation.

18.4 A sale or assignment is permitted and effective under this Article XVIII only if the remaining Parties receive a written document in which the transferee assumes the obligations of the transferor under this Agreement and agrees to be bound by the terms of this Agreement. The transferor shall remain liable to the Remaining Parties for the transferee's non-performance under this Agreement.

18.5 It is understood between the Parties that no Party shall be entitled to sell, assign or encumber any single share of A1 or B1 without selling, assigning or encumbering its Interest as a whole in accordance with this Article XVIII.

            ARTICLE XIX:  TERM; TERMINATION
            -------------------------------

19.1 The term of the Joint Venture is 50 years, unless the Parties agree to extend beyond that term.

19.2 This Agreement may be terminated prior to the Effective Date in the following matter:

       (a)by written agreement of the Parties;

       (b)by either Principal Party hereto, if the Effective Date shall not have occurred on or before September 30, 1995, (the "Expiration Date"); provided, however, that the right to terminate the Agreement under this Section 19.2(b) shall not be available to a Principal Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such date;

       (c)by the non-breaching Principal Party if the other Principal Party breaches a material obligation under this Agreement or any of the related Agreements or any material representation or warranty made by an Principal Party is not true in any material respect, unless such breach is capable of being cured prior to the Expiration Date and is so cured within 60 days after written notice, but no later than the Expiration Date;

       (d)by an Principal Party if the other Principal Party (i) is unable to pay its debts as they become due; (ii) starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, reorganization, rearrangement, insolvency, readjustment of debt, dissolution, liquidation or similar law; (iii) makes an assignment for the benefit of creditors; (iv) consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property; (v) files, or has filed against it, a petition in bankruptcy, reorganization, rearrangement or insolvency which, if filed against it, is not dissolved or dismissed within 60 days after filing; or (vi) has entered against it an order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such Party, such order is not vacated or set aside or stayed within 60 days.

       (e) by Principal Party if there is a change of control over the other Principal Party; for purposes of this subsection (d), a "change of control" shall occur if: (i) Hoechst AG ceases to own directly or indirectly enough voting stock of Behring to elect no fewer than 50% of the members of the Supervisory Board or the Management Board of Behring; (ii) if RPR Inc. ceases to own directly or indirectly enough voting stock of Armour to elect a majority of the Board of Directors of Armour; (iii) Rhone-Poulenc S.A. ("RP") ceases to own directly or indirectly enough voting stock of RPR Inc. to elect a majority of the Board of Directors of RPR Inc.

       (f) Effect of Termination. In the event of the termination of this Agreement in accordance with this Section 19.2 hereof, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective shareholders, directors, officers or employees, except for the obligations of the Parties contained in this Section 19.2 and in Sections 4.1, 12.1(o), 22.4, 22.13, and 22.14, and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

19.3 In the event of a breach of this Joint Venture Agreement after the Effective Date, the non-breaching Parties shall have those remedies available at law or equity.


            ARTICLE XX:  REDEMPTION AND
            ---------------------------
 COMPULSORY ASSIGNMENT OF SHARES; INDEMNIFICATION
 ------------------------------------------------

20.1 B1 shall be entitled by way of a shareholders' resolution to call in, redeem or repurchase the share(s) of a shareholder of B1, if the shareholder (the "Affected Shareholder") of B1 or an entity which, along with its Affiliates, owns 50% of the shares of such shareholder (a) starts a proceeding, or indicates its acquiescence to a proceeding started by another, relating to it under any bankruptcy, insolvency, dissolution, liquidation or similar law; (b) makes a general assignment for the benefit of creditors; (c) consents to the appointment of a receiver, trustee or liquidator for a substantial part of its property; (d) files, or has filed against it, a petition in bankruptcy or insolvency which is not dissolved or dismissed within sixty days after filing; or (e) has entered against it any order by a court of competent jurisdiction appointing a receiver, trustee or liquidator for it or a substantial part of its property, or approving its dissolution or termination, and if not consented to or acquiesced in by such shareholder, such order is not vacated or set aside or stayed within sixty days.

20.2 As an alternative B1 shall be entitled, by way of a shareholders' resolution, to oblige the Affected Shareholder, in the aforementioned cases to transfer the share(s) to a third party, that may be one of the other shareholders, designated in the shareholders' resolution (a "compulsory assignment").

20.3 The affected shareholder shall have no right to vote on any of the resolutions referred to in Sections 20.1 and 20.2 hereof.

20.4 The obligation to pay an indemnification to the Affected Shareholder shall be borne by the Party to which the compelling reason, that causes the call in, redemption, repurchase or compulsory assignment of the share(s) may be attributed:

       (a)in case of the call in, redemption, repurchase or compulsory assignment of BB1 and PB shares, Behring shall bear the corresponding indemnification obligation.

       (b)in case of the call in, redemption, repurchase or compulsory assignment of the AB1 share, B1 shall only bear the corresponding indemnification obligation, if the compelling reason, that causes the call in, redemption, repurchase or compulsory assignment of the AB1 share may be attributed to the Joint Venture, e.g., the opening
                                                               ----
             of bankruptcy proceedings against the assets of A1 due to risks of the Joint Venture arising from operations of the Joint Venture after the Effective Date. If the compelling reason may not be attributed to the Joint Venture, e.g., the opening of bankruptcy
                                              ----
             proceedings against the assets of A1 due to the Retained Liabilities of Armour, the corresponding indemnification obligation shall be borne by Armour.

20.5 It is understood and agreed between the Parties that the indemnitor under this Section 20.4 or its designee shall be entitled to the shares redeemed, repurchased or assigned under this Article XX upon payment of the Indemnity Amount.


                   ARTICLE XXI:  COOPERATION
                   -------------------------

21.1 The Parties shall sign documents, provide information and take such further action as may be necessary to cooperate fully with each other in order to implement in a timely and efficient manner any sale, assignment or encumbrance that is permitted under Articles XVIII and XIX.


         ARTICLE XXII:  CONDITIONS OF CLOSING
         ------------------------------------

22.1 The obligation of Armour and Plasma, on the one hand, and Behring, on the other hand, to consummate the transactions contemplated by this Agreement on the Effective Date are subject to the following conditions, unless waived by the Party or Parties adversely affected in its or their sole discretion:

       (a)The representations and warranties of Armour and Plasma, on the one hand, or Behring, on the other hand, contained in this Agreement or in any agreement delivered pursuant hereto shall be complete, true and correct in all material respects as of the Effective Date and the covenants and the agreements of each Party to be performed on or prior to the Effective Date shall have been performed in all material respects and an officer of each Party shall sign and deliver to the other Parties a certificate to that effect.

       (b)Behring shall have performed due diligence procedures regarding Armour's plants in Strasbourg and Bordeaux and there shall have not been any findings, which in any case would materially adversely affect the financial condition of the Business.

       (c)No temporary restraining order or preliminary or permanent injunction or other order by any court or government authority preventing or restraining the consummation of the transactions contemplated by this Agreement shall have been issued and continuing in effect.

       (d)The Parties shall have delivered to each other certified copies of resolutions duly adopted by their appropriate corporate bodies authorizing the execution and delivery of this Agreement and all documents required by it, and the performance by the Parties of all their obligations contained therein.

       (e)The applicable waiting periods indicating approval of the Joint Venture shall have expired under the HSR Act and the European Community Regulations.

       (f) There shall have been no (i) casualty, loss or damages to the Assets or the Business or (ii) material inaccuracy or omission in the information contained in the Schedules of this Agreement or otherwise provided by the Parties to each other, in either case which has or is likely to have a material adverse effect on the Assets or Business.

       (g)The Parties shall have received reasonably satisfactory rulings from German tax authorities, that the Business of Behring and its Affiliates can be transferred to the Joint Venture on a tax-free basis. Behring shall use reasonable efforts to promptly obtain such a ruling; provided, that, either Party may elect to terminate
                            --------  ----
             this Agreement pursuant to Section 19.2(f) if the ruling is denied in writing by the appropriate German tax authority.

       (h)Supply Agreement.  On the Effective Date, the Joint Venture shall
          ----------------
             execute and deliver the Supply Agreement, upon terms to be negotiated prior to the Effective Date, pursuant to which the Joint Venture will sell to Behring and its ffiliates their requirements of specific immunoglobulins in connection with their vaccine businesses.

       (i)   Service Agreement.  On the Effective Date, the Parties, or their
             -----------------
             Affiliates, will enter into such Service Agreements as are necessary to provide the Joint Venture with such support services in the U.S., Germany and elsewhere for the Joint Venture to operate the Business.

       (j)   Lease Agreements.  On the Effective Date, the Parties or their
             ----------------
             respective Affiliates, and the Joint Venture will enter into lease agreements for those Assets being leased to the Joint Venture, on terms consistent with the principles set forth on Exhibit VI.

       (k)The Parties have arranged to have appropriate insurance for the operations of the Joint Venture to be in place and in full force and effect as of the Effective Date.

       (l) The Parties shall cause (i) the Limited Liabiity Company Agreement for A1 to be in accordance with the provisions of this Joint Venture Agreement, satisfactory to all parties hereto and in connection therewith to adopt such terminology as will comport with Delaware law, and (ii) an appropriate Certificate to be prepared, executed and filed in accordance with Delaware law. The interest in A1 owned by each holder of each class of shares of A1 shall be evidenced by a certificate issued by A1. The interest of each such holder shall be transferred and assigned, to the extent permitted under this Agreement, by the delivery of the respective certificate duly endorsed, whereupon the party to whom such certificate is so transferred and assigned shall thereupon (i) become a member of A1 in the place and stead of its assignor and deemed approved as such by all of the other members of A1 without any further procedure being required, and (ii) have all the rights and powers of the assignor with respect to the A1 interest so assigned. The Limited Liability Company Agreement for A1 shall incorporate and provide for the foregoing provisions of this Section 22.1(l). The Parties shall cause the GmbH Agreement for B1 to be in accordance with the provisions of this Joint Venture Agreement and satisfactory to all parties hereto, and for appropriate organizational documents to be prepared, executed and filed in accorandance with German law. The ownership interest in the GmbH shall also be represented by share certificates similar to those provided with respect to A1 above.

       (m) There will be no material adverse change in the Business or results of operations of the Business or either Party since the date hereof or in the reserves or payments (before consideration of insurance) (in accordance with U.S. GAAP) in respect of Armour's Retained Liabilities relating to its product liability claims or Behring's Retained Liabilities relating to its product liability claims.

       (n)Each Party has delivered the financial statements required by Section 10.2.

       (o)The Parties will have assigned to the Joint Venture all contracts listed on Schedule 7A in the case of Armour and Schedule 7B in the case of Behring. The Parties will have represented which such contracts cannot be assigned without the consent of a third party and all such third party consents required for the assignment of contracts will have been obtained by each Party.


              ARTICLE XXIII:  MISCELLANEOUS
              -----------------------------

23.1   Effective Date.  The Parties shall use their best efforts to consummate
       --------------
       all transactions contemplated by this Agreement not later than June 1, 1995 in order to commence the Business of the Joint Venture on June 1, 1995.

23.2   Binding Effect, Assignment.  This Agreement shall be binding upon and
       --------------------------
       inure to the benefit of the respective successors and permitted assigns of each of the Parties. This Agreement and any rights hereunder shall not be assigned by any Party nor shall the obligations of any Party hereunder be delegated without the prior written consent of the other Parties, except (a) as expressly permited by Article XVIII hereof and (b) prior to the Effective Date, Armour may transfer its interest to a Related Party who is reasonably satisfactory to Behring and who shall agree to be bound by the provisions of this Joint Venture Agreement and all related agreements to which Armour is a party; provided that Behring
                                                          -------- ----
       is reasonably satisfied that (1) it is reasonably protected as contemplated by such agreements and (2) Armour shall remain liable to the Remaining Parties for the transferree's non-performance under this Joint Venture Agreement and related agreements and (3) the transferee remains a Related Party of Armour.

23.3   Entire Agreement.  The terms and conditions in this Agreement together
       ----------------
       with the Human Resources Agreement and Principles of the Lease Agreements, constitute the entire agreement and understanding between the Parties and supersede all previous communications, either oral or written. The Parties have not made nor relied upon any representations or warranties that are not set forth expressly in this Agreement or in any agreement made pursuant to this Agreement.

23.4   Public Agreements.  Except as may be required by law, the Parties shall
       -----------------
       not make any public announcement or public disclosure relating to this

       Agreement, without the prior consent of the other Party as to the content, form and timing of the announcement or disclosure.

23.5   Non-Waiver.  A waiver of rights under this Agreement must be in writing.
       ----------
       Unless expressly stated otherwise, a written waiver shall apply only to the specific acts or omissions described, and not to similar acts or omissions. A delay in the exercise of a right or a failure to exercise a right shall not be deemed to be a waiver of the right, unless expressly stated otherwise in this Agreement. A waiver of a right shall not be deemed to be a waiver of other rights.

23.6   Limited Liability Company.  In accordance with Delaware law, the Parties
       -------------------------
       agree that the Limited Liability Company Agreement for A1 shall provide that upon the bankruptcy including filing for reorganization, reorganization or dissolution of any of its members, A1 will dissolve unless it is continued by the consent of a majority in interest of remaining members within 90 days (which majority in interest shall be represented by two or more remaining members).

23.7   Article and Section Headings.  Article and section headings in this
       ----------------------------
       Agreement are inserted for convenience only, and shall not affect the interpretation of this Agreement.

23.8   Severability.  If a court of competent jurisdiction determines that any
       ------------
       provision of this Agreement is invalid or unenforceable, the Parties will in good faith try to negotiate an alternative provision which best attempts to reflect the original agreement and intent of the Parties and which will be valid and enforceable; however failing that, the determination shall not affect the enforceability of the other provisions of this Agreement, which shall remain in full force and effect if it can be assumed that the Agreement would also have been concluded without the invalid or unenforceable provision.

23.9   Notice.  Any notice, demands or requests given under this Agreement shall
       ------
       be in writing and delivered by hand, sent by telex or telecopy, or deposited in the authorized government mail, addressed as follows:

       Behring:   Behringwerke AG
                  Emil-v. Behringstra_e 76, 35041
                  Marburg, Germany,
                  Atn:   Geschoftsleitung

       Armour:    Armour Pharmaceutical Company
                  500 Arcola Road
                  Collegeville, Pennsylvania  19426, U.S.A.
                  Attn:  General Counsel

       Plasma:    Plasma Enterprises, Inc.
                  500 Arcola Road
                  Collegeville, Pennsylvania  19426, U.S.A.

       or to such other address as may be specified in a written notice by a Party. All notices, demands and requests shall be deemed to have been given on the date of receipt.

23.10  Modification and Amendment.  No modification or amendment of this
       --------------------------
       Agreement shall be binding unless approved in writing by an authorized representative of each Party, which writing states that it is modification or amendment of this Agreement.

23.11  Counterparts.  This Agreement may be executed by the Parties in separate
       ------------
       counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall continue one and the same instrument.

23.12  Exhibits and Schedules.  The exhibits and schedules are a part of this
       ----------------------
       Agreement as if fully set forth herein. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an omission by each Party or to otherwise imply, that any such matter is material for the purpose of this Agreement.

23.13  Jurisdiction.  Any proceeding arising out of or relating to this
       ------------
       Agreement or the breach or the threatened breach of this Agreement shall be commenced and prosecuted by Armour and Plasma, on the one hand, in the competent court located in Frankfurt/Germany and by Behring, on the other hand, in the competent court located in Delaware, U.S.A. Each Party waives any objections to the venue of such court and any claim that the proceeding has been brought to an inconvenient jurisdiction and each Party submits to the jurisdiction of each court.

23.14  Governing Law.  The validity, interpretation and performance of this
       -------------
       Agreement shall be governed by the laws of Germany in any action brought by Armour or Plasma against Behring or a permitted assignee and by the laws of Delaware in any action brought by Behring or a permitted assignee against Armour or Plasma, without reference to the principles of those courts concerning conflicts of laws.

23.15  Further Assurances.  At any time at or after the Effective Date, each
       ------------------
       Party shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the other Party, as the case may be, and necessary for the other Party, as the case may be, to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

23.16  Joinder of Joint Venture Companies.  At the Effective Date, A1 and B1
       ----------------------------------
       shall execute and deliver a counterpart of this Agreement to each of the other Parties hereto and each of the Parties agree that by virtue thereof the Joint Venture shall be entitled to all of the rights and benefits granted, and assume all of the obligations delegated, to it under this Agreement.

23.17 This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its permitted assigns and, except for rights of Indemnitees pursuant to Article XIII hereof, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

                                              BEHRINGWERKE
                                              AKTIENGESELLSCHAFT

                                              /s/Dr. Bernd Neuefeind

                                              Chairman of the Board


                                              /s/Dr. Peter Fuhge

                                              Head of Business Unit Therapeutics



ARMOUR PHARMACEUTICAL COMPANY
/s/John A. Sedor
President

PLASMA ENTERPRISES, INC.
/s/Robert M. Infarinato
President

              IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

              ARMOUR PHARMACEUTICAL COMPANY


              __________________________ Signature
              John A. Sedor
              __________________________ Name
              President
              __________________________ Title

              __________________________ Date


              PLASMA ENTERPRISES INC.


              __________________________ Signature
              Robert M. Infarinato
              __________________________ Name
              President
              __________________________ Title

              __________________________ Date


              ARMOUR PHARMACEUTICAL COMPANY


              __________________________ Signature

              __________________________ Name

              __________________________ Title

              __________________________ Date

              IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.


              ARMOUR PHARMACEUTICAL COMPANY


              __________________________ Signature

              __________________________ Name

              __________________________ Title


              PLASMA ENTERPRISES, INC.


              __________________________ Signature

              __________________________ Name

              __________________________ Title



              BEHRINGWERKE AKTIENGESELLSCHAFT


              __________________________
              Dr. Bernd Neuefeind
              Chairman of the Board



              __________________________
              Dr. Peter Fuhge
              Head of Business Unit Therapeutics